EXHIBIT 10.33

Dated 14 October 2005

Mr A.W. Naisbitt

Mr G.K. Naisbitt and Others

- and -

Chase & Sons Limited

Deed relating to

the sale and purchase of the entire

issued share capital of

Concoat Holdings Limited

abc

U0792.00017

Ref: ny/jbsd

This Deed is made on 14 October 2005

Between:

(1)                                   The several persons whose names and addresses are set out in column 1 of schedule 1 (the “Sellers”); and

(2)                                   Chase & Sons Limited is a company registered in England and Wales under company number 5519155 whose registered office is at Alasan House, 2C Albany Park, Frimley Road, Camberley, Surrey, GU16 7PH (the “Purchaser”),

(together known as the “parties”).

Recitals:

(A)                             Concoat Holdings Limited is a company registered in England and Wales under company number 00967743 whose registered office is at Alasan House, 2C Albany Park, Frimley Road, Camberley, Surrey, GU16 7PH, United Kingdom (the “Company”).  At the date hereof the Company has an authorised share capital of £20,000 divided into 20,000 ordinary shares of £1 each, 10,345 of which have been allotted and issued and are fully paid.  Further particulars of the Company and of each of the subsidiary undertakings of the Company are set out in schedule 2.

(B)                               The Purchaser is a wholly owned subsidiary of Chase Corporation, a company registered in the state of Massachusetts under number 1359769 whose registered office is at 26 Summer Street, Bridgewater, Massachusetts, 02324, USA (“Chase”).

(C)                               The Sellers are the beneficial owners and/or the registered holders (as the case may be) of those numbers of the Shares in the capital of the Company set out opposite their respective names in schedule 1.

(D)                              The Sellers have agreed to sell and the Purchaser has agreed to purchase all the Shares on and subject to the terms of this Deed.

It is agreed:

1.                                      Interpretation

1.1                                In this Deed:

“90 Day Aged Balances” has the meaning given in clause 6.4;

“180 Day Aged Balances” has the meaning given in clause 6.4;

“Accounts” means the balance sheet and profit and loss account of each of the Company and each Group member as at and for the period ended on the Balance Sheet Date, in each case including all notes, reports, statements and other documents annexed to them, whether or not pursuant to any legal requirement;

“Affiliate” means, in relation to any person, a direct or indirect subsidiary undertaking of that person or a parent undertaking of that person or any other direct or indirect subsidiary of that parent undertaking or any entity in which any such undertaking has a controlling interest;

“Aged Balances Statements” means the Completion Aged Balances, the 90 Day Aged Balances and the 180 Day Aged Balances;

“Agency Agreement” means the agency agreement executed by Concoat Limited and Concoat Systems Limited on the date of this Deed in the agreed terms;

“Approved Final Balance Sheet” has the meaning given in paragraph 3 of schedule 6;

“Balance Sheet Date” means 31 August 2005;

“Balance Sheet Retention” means the amount to be retained from the consideration in accordance with clause 3.1(c) and dealt with in accordance with the provisions of clause 6;

“Balance Sheets” has the meaning given in paragraph 5 of schedule 6;

“Business Day” means any day (except a Saturday or Sunday) on which banks in the City of London are generally open for business;

“Chase” has the meaning given in recital (B);

“Company” has the meaning given in recital (A);

“Completion” means completion of the sale and purchase of the Shares pursuant to this Deed in accordance with its terms;

“Completion Aged Balances” has the meaning given in clause 6.4;

“Completion Date” means                     am/pm on the date on which this Deed is signed;

“Controlled Waters” means controlled waters as defined in the Water Resources Act 1991;

“Deed of Covenant” means a deed of covenant executed by the Sellers, the Purchaser and others in the agreed terms;

“Disclosure Letter” means the letter of the same date as this Deed from the Sellers to the Purchaser listing any matters which have arisen for the purposes of clause 11.2;

“Draft Balance Sheet” has the meaning given in paragraph 1 of schedule 6;

“Draft Working Capital Amount” has the meaning given in paragraph 1 of schedule 6;

“Due Diligence Checklist” means the due diligence checklist provided by the Sellers’ Solicitors on Completion in the agreed terms;

“Employment Agreement” means the employment agreement executed by Concoat Limited and Mr D. Greenman in the agreed terms;

“Employment Statutes” means all legislation (whether of the United Kingdom, any part thereof, or elsewhere), including without limitation the Treaty establishing the European Community and any directives made under the authority of that Treaty, relating in any way to the employment of employees or other workers (whether individually or collectively) or the terms on which they are employed and including, for the avoidance of doubt, any such legislation relating to health and safety;

“Environment” means air (including, without limitation, air within buildings and natural or man made structures above or below ground), water (including territorial and costal and inland waters, groundwater and water in drains and sewers), land (including soil and subsoil and land under any water) and any organisms or ecosystems supported by the air, water or land;

“Environmental Laws” means all applicable laws (including common law) of the United Kingdom or any part thereof, relating to pollution or protection of the Environment or human health and safety, including laws relating to emissions, seepages, spillages, discharges, escapes, releases or threatened escapes or releases of pollutants, contaminants, chemicals or toxic or hazardous substances, wastes, materials or noise into the Environment or otherwise relating to the manufacture, processing, distribution, use, keeping, treatment, disposal, deposit, storage, transport or handling of the same;

“Environmental Permit” means any consent, permission, licence, approval or other authorisation issued pursuant to any Environmental Law;

“Executive Plans” means the 1983 Concoat Limited Royal & Sun Alliance Executive Pension Plan for Mr D. Greenman and the 1984 Concoat Limited Royal & Sun Alliance Executive Pension Plan for Mr G.K. Naisbitt;

“Farnborough Escrow” means the amount to be retained from the consideration in clause 3.1(f) and dealt with in accordance with the provisions of clause 8;

“Farnborough Property” means the property at Unit B2, Amstrong Mall, Southwood Summit Centre, Farnborough, Hampshire, GU14 0NR, United Kingdom leased by Concoat Systems Limited;

“Final Balance Sheet” has the meaning given in paragraph 2 of schedule 6;

“General Warranties” means those Warranties set out in schedule 3;

“Group” means the Company and each Subsidiary Undertaking, and “Group member” means the Company or a Subsidiary Undertaking;

“Group Restructuring” means the restructuring of the Company, Concoat Systems Limited, Concoat Limited and Synergie (UK) Limited in accordance with the Restructuring Documents;

“Hampshire Property” means the Hampshire property more particularly described in schedule 5;

“ICTA 1988” means the Income and Corporation Taxes Act 1988;

“Independent Barrister” means a barrister of at least 10 years call jointly agreed upon between the parties at any time or, failing which and on application of either the Sellers or the Purchaser at any time, by the President, from time to time, of the Law Society of England and Wales;

“Intellectual Property” means all intellectual property rights in any part of the world and includes patents (including supplementary protection certificates), utility models, rights in inventions, registered and unregistered trade and service marks, rights in business and trade names and get-up, rights in domain names, registered designs, unregistered rights in designs, semiconductor and topography rights, copyrights and neighbouring rights, database rights, rights in Know-How and in each case rights of a similar or corresponding character and all applications and rights to apply for the protection of any of the foregoing;

“Know-How” means trade secrets, confidential information, know-how, inventions, technical or commercial knowledge and manufacturing or business processes, methods and procedures;

“Licence Agreement” means a licence to use the registered Community trade mark number E34271 (CONCOAT) name executed by Concoat Limited and Concoat Systems Limited at the date of this Deed in the agreed terms;

“Losses” means all losses, liabilities, costs (including without limitation reasonable legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Money Purchase Plan” means the Concoat Limited Group Money Purchase Plan;

“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991;

“Properties” means the properties described in schedule 5, and “Property” means either of the Properties;

“Property Retention” means the amount to be retained from the consideration in accordance with clause 3.1(e) and dealt with in accordance with the provisions of clause 7;

“Purchaser’s Auditors” means PricewaterhouseCoopers LLP of First Point, Buckingham Gate, Gatwick, RH6 OPP, United Kingdom;

“Purchaser’s Group Company” means the Purchaser, its ultimate holding company and all subsidiaries of that holding company, and/or any Group member;

“Purchaser’s Solicitors” means Lovells of 900 Third Avenue, New York, New York 10022, USA;

“Relevant Intellectual Property” means:

(a)                                 the Intellectual Property which is used or exploited or intended to be used or exploited by or on behalf of a Group member in or in connection with its business; and

(b)                                any other Intellectual Property which is owned by or as to which a Group member otherwise has any right, title or interest,

other than Intellectual Property used or exploited by a Group Member in generic, non-bespoke, ‘shrink-wrapped’ software;

“Restructuring Documents” means the documents listed in schedule 9;

“Restructuring Loan” means the loan from Concoat Limited to Concoat Systems Limited in the amount of £209,962.85;

“Retention” means the amount to be retained from the consideration in accordance with clause 3.1(a) and dealt with in accordance with the provisions of clause 5;

“Retentions” means the Property Retention, the Balance Sheet Retention, the Tax Retention and the Retention;

“Seller” means each of the individual Sellers taken separately;

“Sellers’ Auditors” means Pridie Brewster, Chartered Accountants of Mount Manor House, 16 The Mount, Guildford, Surrey, GU2 4HS, United Kingdom;

“Sellers’ Representatives” means both representatives of the Sellers appointed pursuant to clause 18.3;

“Sellers’ Schemes” means the Concoat Limited Death Benefit Scheme, the Concoat Limited Group Money Purchase Plan, the Executive Plans and the Concoat Limited Stakeholder Scheme set up with Standard Life;

“Sellers’ Solicitors” means Bird & Bird of 90 Fetter Lane, London, EC4A 1JP, United Kingdom;

“Shares” means the shares in the capital of the Company described in schedule 1, being the entire issued share capital of the Company;

“Subsidiary Undertaking” means a subsidiary undertaking in respect of which the Company is a parent undertaking, the full details of each of which are set out in schedule 2, and “Subsidiary Undertakings” means all of those subsidiary undertakings;

“Surrey Property” means the Surrey property more particularly described in schedule 5;

“Tax” has the meaning ascribed to it in part A of schedule 4 and “Taxation” shall be construed accordingly;

“Tax Covenant” means the covenant set out in part A of schedule 4;

“Tax Retention” means the amount to be retained from the consideration in accordance with clause 3.1(d) and dealt with in accordance with the provisions of clause 7;

“Tax Warranties” means those warranties, representations and undertakings set out in part B of schedule 4;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“Tech Shot Licence Agreement” means the Tech Shot licence agreement duly executed by Concoat Systems Limited as licensor and Concoat Limited as licensee in the agreed terms;

“Trustees” means the trustees of each of the Trusts;

“Trusts” means the A.W. Naisbitt Discretionary Settlement Trust and the D. Naisbitt Discretionary Settlement Trust;

“Undertaking” means the deed of undertaking duly executed by Concoat Limited and Concoat Systems Limited in the agreed terms;

“Warranties” means the warranties, representations and undertakings set out in schedule 3 and the Tax Warranties; and

“Working Capital” has the meaning given in paragraph 6 of schedule 6.

1.2                                In this Deed, unless the context otherwise requires:

(a)                                 references to this Deed or any other document include this Deed or such other document as varied, modified or supplemented in any manner from time to time;

(b)                                references to any party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective permitted successors, assigns or transferees;

(c)                                 references to recitals, clauses and schedules and sub-divisions of them are references to the recitals and clauses of, and schedules to, this Deed and sub-divisions of them respectively;

(d)                                references to any enactment include references to such enactment as re-enacted, amended or extended on or before the date of this Deed and any subordinate legislation made from time to time under it;

(e)                                 references to a “person” include any individual, company, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

(f)                                   references to the one gender include all genders, and references to the singular include the plural and vice versa;

(g)                                any reference to indemnifying any person against any circumstance includes indemnifying and holding that person harmless from all actions, claims, demands and proceedings of any nature from time to time made against that person and all Losses, damages, payments, awards, costs or expenses made, suffered or incurred by that person as a consequence of, or which would not have arisen but for, that circumstance;

(h)                                headings are inserted for convenience only and shall be ignored in construing this Deed; and

(i)                                    the words and phrases “subsidiary”, “subsidiary undertaking”, “holding company” and “parent undertaking” have the meanings given to them in the Companies Act 1985.

1.3                                The recitals and schedules to this Deed form part of it.

1.4                                Any reference in this Deed to a document being “in the agreed terms” is to a document in the terms agreed between the parties and for identification purposes only signed or initialled by them or on their behalf on or before the date of this Deed.

1.5                                In this Deed, in relation to any Intellectual Property, reference to “use” includes any act or thing which would constitute an infringement or unlawful use if done without the right owner’s permission, “exploit” includes licensing and “licensing” includes sub-licensing (in each case whether for consideration or otherwise).

2.                                      Sale and purchase of the Shares

2.1                                On and subject to the terms of this Deed, the Sellers shall sell with full title guarantee the Shares set out opposite their respective names in schedule 1 and the Purchaser shall purchase all the Shares on and with effect from Completion, in each case free from all charges, liens, equities, encumbrances, claims or restrictions whatsoever and together with all rights which are now, or at any time hereafter may become, attached to them (including without limitation the right to receive all dividends and distributions declared, made or paid on or after Completion).

2.2                                The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale to it of all the Shares is completed simultaneously.

2.3                                The Sellers agree that they hereby waive any rights which may have been conferred on them under the articles of association of the Company or otherwise or in any other way to have any of the Shares offered to them for purchase at any time on or before the transfer of the Shares pursuant to the provisions of this Deed.

3.                                      Consideration

3.1                                The total consideration payable by the Purchaser to the Sellers for the Shares shall be the sum of £5,000,000 adjusted in accordance with this clause 3 and schedule 6.  The total consideration shall be satisfied as follows:

£5,000,000 plus or minus the following amounts, shall be payable in cash on Completion and divided among the Sellers in the proportions shown in column 4 of schedule 1;

(a)                                 minus £100,000 which shall be dealt with in accordance with the provisions of clause 5 (the “Retention”);

(b)                                minus the Shortfall or plus the Excess:

If and to the extent that the Draft Working Capital Amount is:

(i)                                     less than £607,555, the amount equal to the amount by which the Draft Working Capital Amount is less than £607,555 shall be the “Shortfall”; or

(ii)                                  more than £607,555, the amount equal to the amount by which the Draft Working Capital Amount is more than £607,555 shall be the “Excess”;

(c)                                 minus the sum of:

(i)                                     £5,000,000;

(ii)                                  minus the Shortfall; or

(iii)                               plus the Excess,

multiplied by ten per cent. (10%).  This amount shall be dealt with in accordance with the provisions of clause 6 (the “Balance Sheet Retention”);

(d)                                minus £124,000 which shall be dealt with in accordance with the provisions of clause 7 (the “Tax Retention”);

(e)                                 minus £30,000 which shall be dealt with in accordance with the provisions of clause 7 (the “Property Retention”); and

(f)                                   minus £183,000 (the “Farnborough Escrow”) which shall be dealt with in accordance with the provisions of clause 8.

3.2                                The provisions of schedule 6 shall apply to the drawing up and reviewing of the Balance Sheets and the Draft Working Capital Amount.

3.3                                If any payment is made by the Sellers to the Purchaser in respect of any claim for any breach by the Sellers of this Deed including, without limitation, any breach of Warranty or any payment pursuant to any other provisions of this Deed, the payment shall be made by way of adjustment of the consideration paid by the Purchaser and the consideration shall be deemed to be reduced by the amount of such payment.

4.                                      Completion

4.1                                Completion shall take place at the Sellers’ Solicitors’ London offices on the Completion Date or at such other place and/or on such other date or place as may be agreed between the parties.

4.2                                On or before Completion, the Sellers shall procure that:

(a)                                 all loans due to a Group member from, and all loans due from a Group member to, any of the Sellers and every other company in the issued share capital of which the Sellers or any of them or any combination of them have directly or indirectly a beneficial interest exceeding three per cent. (3%) of the issued share capital of such company shall be repaid in full (together with all interest accrued thereon up to and including the Completion Date);

(b)                                all loans due to a Group member from, and all loans due from a Group member to, directors or employees of a Group member shall be repaid in full (together with all interest accrued thereon up to and including the Completion Date); and

(c)                                 all salaries, directors’ fees, expenses and bonuses (if any) of all directors and employees of each Group member save for any amounts specifically detailed in the Disclosure Letter shall be paid up to the last date for payment thereof prior to the Completion Date.

4.3                                On Completion the Sellers shall cause to be delivered to the Purchaser:

(a)                                 duly executed transfers of all the Shares by the registered holders thereof in favour of the Purchaser (or as it may direct) together with the share certificates relating to such shares;

(b)                                such other documents (including any power of attorney under which any document required to be delivered under this clause 4.3 has been executed and any waivers or consents) as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the Shares;

(c)                                 the common seal, certificate of incorporation, certificates of incorporation on change of name and statutory books of each Group member;

(d)                                the Disclosure Letter duly executed by the Sellers in the agreed terms;

(e)                                 the Deed of Covenant duly executed by the covenantors named therein in the agreed terms;

(f)                                   written resignations (with effect from the end of the relevant board meeting referred to in clause 4.4) of all directors and the secretary of each Group member, resigning from their respective offices and employments with each Group member, in each case executed as deeds in the agreed terms;

(g)                                the Agency Agreement duly executed by Concoat Systems Limited in the agreed terms;

(h)                                the title deeds to the Properties;

(i)                                    unconditional receipts for rent and any additional rents or service charges due in respect of the Properties;

(j)                                    the documents of title relating to all investments of each Group member (if any);

(k)                                 the certificates of registration for all the Relevant Intellectual Property which is registered and evidence of all renewals of those registrations;

(l)                                    statements from the bank at which each Group member maintains an account as to the amounts standing to the credit or debit of each of those accounts at the close of business on the second Business Day preceding the Completion Date (the “Reconciliation Date”), all current cheque books and paying-in books for such accounts and a bank reconciliation statement showing all movements on each of the bank accounts from the close of business on the Reconciliation Date to Completion;

(m)                              irrevocable powers of attorney in the agreed terms executed by each of the holders of the Shares in favour of the Purchaser appointing the Purchaser to be its or his lawful attorney in respect of the Shares;

(n)                                the Employment Agreement duly executed by Mr D. Greenman in the agreed terms;

(o)                                certified resolutions of the Trustees approving the transactions contained in this Deed and the documents referred to herein and authorising the execution thereof by Mr A.W. Naisbitt and Mrs D. Naisbitt in respect of the A.W. Naisbitt Discretionary Settlement Trust and by Mr A.W. Naisbitt and Mrs D. Naisbitt in respect of the D. Naisbitt Discretionary Settlement Trust;

(p)                                the Licence Agreement duly executed by Concoat Systems Limited in the agreed terms;

(q)                                share certificates representing 100 per cent. (100%) of the issued share capital of Concoat Limited;

(r)                                   Concoat Limited’s share certificate for 100 per cent. (100%) of Synergie (UK) Limited;

(s)                                 the Completion Aged Balances (if not already provided);

(t)                                   the Draft Balance Sheet (if not already provided);

(u)                                instructions from the Sellers to the Purchaser’s Solicitors to direct the Purchaser’s Solicitors to send an amount of the consideration payable to them on the Completion Date equal to the outstanding balance of the Restructuring Loan to Concoat Limited in order to discharge the Restructuring Loan on behalf of Concoat Systems Limited;

(v)                                board resolution of Concoat Systems Limited to allow the Purchaser to file the change of name of Concoat Systems Limited;

(w)                              written resolution of the Shareholder of Concoat Systems Limited authorising the change of name of Concoat Systems Limited;

(x)                                  a schedule of rent and all outgoings for the Hampshire Property up to and including 25 December 2005;

(y)                                the Restructuring Documents duly executed by the relevant parties in the agreed terms;

(z)                                  the Tech Shot Licence Agreement duly executed by Concoat Systems Limited in the agreed terms;

(aa)                           the Undertaking duly executed by Concoat Systems Limited in the agreed terms; and

(bb)                         the Due Diligence Checklist in the agreed terms.

4.4                                On Completion the Sellers shall cause a board meeting of each Group member to be duly convened and held at which (in as much as such action shall apply to the relevant Group member):

(a)                                 the transfers of the Shares shall be approved for registration (subject only to the transfers being duly stamped at the cost of the Purchaser);

(b)                                the existing directors and secretary of each Group company will resign (except for Mr D. Greenman as a director of Concoat Limited) and such persons as may be nominated by the Purchaser shall be appointed as directors and secretary of each Group member (within the maximum number, if any, permitted under the articles of association of that Group member);

(c)                                 the Deed of Covenant, the Agency Agreement, the Undertaking, the Tech Shot Licence Agreement, the Licence Agreement and the Employment Agreement shall be approved and executed by each relevant Group member as appropriate;

(d)                                all existing instructions to the Group’s bankers, bank mandate forms and authorities shall be revoked and shall be replaced with alternative instructions, bank mandates forms and authorities in such form as the Purchaser may require;

(e)                                 the registered office of Synergie (UK) Limited shall be changed to Alasan House, 2C Albany Park, Frimley Road, Camberley, Surrey, GU16 7PH, United Kingdom; and

(f)                                   the repayment of the Restructuring Loan shall be approved.

4.5                                On Completion the Purchaser shall, following compliance by the Sellers with the foregoing provisions:

(a)                                 pay the sum of £4,176,266 into the account of the Sellers’ Solicitors on account of the consideration payable to the Sellers for the Shares and any amount due by the Sellers to the Purchaser pursuant to the Deed of Covenant;

(b)                                deliver to the Sellers’ Solicitors the side letter from Chase to the Sellers duly executed by Chase in the agreed terms;

(c)                                 deliver to the Sellers’ Solicitors counterparts of the following documents:

(i)                                     the Licence Agreement;

(ii)                                  the Employment Agreement;

(iii)                               the Deed of Covenant;

(iv)                              the Agency Agreement;

(v)                                 an acknowledgement by Concoat Limited of the repayment of the Restructuring Loan;

(vi)                              the Tech Shot Licence Agreement; and

(vii)                           the Undertaking,

all duly executed by the relevant Group member; and

(d)                                deliver to the Sellers’ Solicitors resolutions of the board of directors of the Purchaser which, amongst other things, approve the terms of this Deed relating to the purchase of the Shares and the other transactions contemplated by this Deed.

4.6                                The Sellers’ Solicitors are hereby irrevocably authorised by the Sellers to receive all amounts expressed to be payable to them pursuant to any provision of this Deed and the receipt by the Sellers’ Solicitors of each such amount shall be an absolute discharge to the Purchaser who shall not be concerned to see to the application of any such amount thereafter.

4.7                                At Completion, the obligations of the parties under the Tax Covenant shall take effect.

4.8                                As soon as is practicable following Completion the Sellers shall procure the release of each Group member from any guarantee or other obligation of any nature undertaken by it securing or otherwise in respect of the obligations of any of the Sellers with effect from the Completion Date and pending such release shall indemnify each of the Purchaser and each Group member against any liability, loss, claim or expenses whatsoever or other obligation.

5.                                      Retention

5.1                                The Retention shall be held by the Purchaser.

5.2                                If the Purchaser has not notified the Sellers of any claim under this Deed on or before 18 months from the Completion Date, the Purchaser shall release the Retention in full to the Sellers’ Representatives not more than 10 calendar days following 18 months from the Completion Date.

5.3                                If the Purchaser has notified the Sellers of a claim or claims under this Deed on or before 18 months from the Completion Date, the Purchaser shall use its reasonable endeavours to estimate the maximum aggregate amount of such claim(s) (if capable of estimation) and shall notify the Sellers in writing of the estimated maximum aggregate amount of such claim(s) or the fact that it or they are incapable of estimation.

5.4                                If such claim(s) are so estimated, the Purchaser shall procure that the amount by which the Retention exceeds the estimated (or determined, pursuant to clause 5.8) maximum aggregate amount of such claim(s) be paid by the Purchaser to the Sellers’ Representatives not more than 10 calendar days following 18 months from the Completion Date or (if later) not more than 10 calendar days following the date on which the last of such claim(s) has been estimated and notified.

5.5                                If any such claim(s) are not admitted by the Sellers, such balance of the Retention shall be held by the Purchaser until such claim(s) are finally settled or otherwise determined.

5.6                                Upon the final settlement or determination of such claim(s), the Purchaser shall procure that the Retention (or the balance thereof) shall be forthwith applied in or towards the discharge of the amount(s) agreed or determined to be payable to the Purchaser or a Group member (as the case may be) in respect of such claim(s) and the residue (if any) remaining after the complete discharge of such claim(s) shall be released to the Sellers’ Representatives.

5.7                                All amounts of the Retention paid by the Purchaser to the Sellers’ Representatives shall be paid with interest thereon, such interest to be calculated at the rate of 4.5 per cent. (4.5%) per annum, calculated on a monthly basis for the period from the Completion Date up to and including the date of actual payment.

5.8                                If the parties cannot agree the amounts claimed under this clause 5, the matter shall promptly be referred to an Independent Barrister who shall then determine the value or amount of the matter or matters in dispute and allocate the costs of such determination amongst the parties.  The Independent Barrister shall act as an expert and not as an arbitrator.  The Independent Barrister’s decision shall be communicated in writing to the parties within 30 calendar days of the Independent Barrister’s appointment and shall be (in the absence of manifest error) final and binding upon the parties.  The parties shall procure that all records, working papers and other information as may be reasonably required by the Independent Barrister for the purposes of this clause 5 shall be made available upon request for them and each of the Purchaser and the Sellers shall generally render all reasonable assistance, including production and supply of photocopies of relevant documents to the Independent Barrister, and access reasonably necessary for the determination of the amounts in dispute.

6.                                      Balance Sheet Retention

6.1                                The Balance Sheet Retention shall be held by the Purchaser.

6.2                                On or prior to Completion, the Sellers shall provide the Purchaser with the Draft Balance Sheet.  Thereafter, in accordance with the provisions of schedule 6, the parties shall agree the Approved Final Balance Sheet.

6.3                                If the Working Capital in the Approved Final Balance Sheet is:

(a)                                 less than the Draft Working Capital Amount, the Purchaser shall release the amount by which the Draft Working Capital Amount is more than the Working Capital in the Approved Final Balance Sheet from the Balance Sheet Retention to the Purchaser or a Group member (as the case may be), not later than 10 calendar days following the final determination of the Approved Final Balance Sheet; or

(b)                                greater than the Draft Working Capital Amount, the amount by which the Working Capital in the Approved Final Balance Sheet exceeds Draft Working Capital Amount, shall be released from the Balance Sheet Retention by the Purchaser to the Sellers’ Representatives, not later than 10 calendar days following the final determination of the Approved Final Balance Sheet.

6.4                                (a)                                 The Sellers shall provide the Purchaser with the following Aged Balances Statements:

(i)                                     on Completion (“Completion Aged Balances”);

(ii)                                  90 days after the Completion Date (“90 Day Aged Balances”); and

(iii)                               180 days after the Completion Date (“180 Day Aged Balances”),

(together the “Aged Balances Statements”).

(b)                                The Aged Balances Statements shall indicate:

(i)                                     the total value of any accounts receivable balances that are more than 90 days past invoice date; and

(ii)                                  any inventory that is more than one year old,

each as of the date of that particular statement (together the “Aged Balances”).

(c)                                 The Aged Balances Statements shall exclude any receivables that arise or inventory that is purchased, as a result of operations subsequent to the Completion Date.

6.5                                The Purchaser shall review the total of the 90 Day Aged Balances 90 days after the Completion Date.  If the 90 Day Aged Balances is:

(a)                                 less than the Completion Aged Balances then an amount equal to the difference between the two shall be released from the Balance Sheet Retention by the Purchaser to the Seller’s Representatives no later than 20 calendar days following 90 days after Completion; or

(b)                                greater than the Completion Aged Balances then the Purchaser shall not release any amounts from the Balance Sheet Retention to any party;

6.6                                The Purchaser shall review the total of the 180 Day Aged Balances 180 days after the Completion Date.  If the 180 Day Aged Balances is:

(a)                                 less than the balance of the Balance Sheet Retention, then the whole amount of the 180 Aged Balances shall be released from the Balance Sheet Retention by the Purchaser to the Purchaser or a Group member (as the case may be), not later than 20 calendar days following 180 days after Completion; or

(b)                                greater than the balance of the Balance Sheet Retention

(i)                                     then the whole amount of the 180 Aged Balances shall be released from the Balance Sheet Retention by the Purchaser to the Purchaser or a Group member (as the case may be); and

(ii)                                  the Sellers shall pay (on an indemnity basis) an amount equal to the difference between the Balance Sheet Retention and the total of 180 Day Aged Balances to the Purchaser, both no later than 20 calendar days following 180 days after Completion.

6.7                                If any such amounts claimed under this clause 6 are not agreed by the parties, the Balance Sheet Retention (or any balances remaining after any interim distributions made under clauses 6.3, 6.5 or 6.6) shall be held by the Purchaser until such claim(s) are finally settled or otherwise determined.

6.8                                Upon the final settlement or determination of all claim(s) under this clause 6, the Purchaser shall procure that the Balance Sheet Retention (or the balance thereof) shall be released to the Sellers’ Representatives no later than 10 calendar days following that date.

6.9                                If the amounts claimed by the Purchaser and agreed to by the Sellers under clauses 5, 6 and 7 are greater than the amounts held in any of the particular Retentions, the Purchaser may use funds from the other Retentions to settle the outstanding claims under that clause.

6.10                          If the parties can not agree the amounts claimed under this clause 6, the matter shall promptly be referred to a firm of independent chartered accountants jointly agreed upon between the parties at any time or, failing which and on application of any of the Sellers or the Purchaser at any time, by the President, from time to time, of the Institute of Chartered Accountants in England and Wales, which firm (the “Independent Accountants”) shall then determine the value or amount of the matter or matters in dispute and allocate the costs of such determination amongst the parties.  The Independent Accountants shall act as experts and not as arbitrators.  Their decision shall be communicated in writing to the parties within 30 calendar days of their appointment and shall be (in the absence of manifest error) final and binding upon the parties.  The parties shall procure that all records, working papers and other information as may be reasonably required by the Independent Accountants for the purposes of this clause 6 shall be made available upon request for them and each of the Purchaser and the Sellers shall generally render all reasonable assistance, including the production and supply of photocopies of relevant documents to the Independent Accountants, and access reasonably necessary for the determination of the amounts in dispute.

7.                                      Tax Retention and Property Retention

7.1                                The Tax Retention and Property Retention shall be held by the Purchaser.

7.2                                For the avoidance of doubt the amount of the Tax Retention in no way limits the potential liability of the Sellers in respect of claims under the relevant provisions of the Tax Covenant.

7.3                                The provisions of clauses 5.2 to 5.6 and 6.10 of this Deed apply in respect of any claim or claims under paragraphs 2.1(g) to (j) of the Tax Covenant as if the term “this Deed” reads “paragraphs 2.1(g) to (j) of the Tax Covenant”, the term “18 months” reads “three years” and the term “Retention” reads “Tax Retention”.

7.4                                The Sellers shall use their best endeavours to have the landlord of the Surrey Property assess the dilapidations in respect of that property as soon as possible after Completion.  If the landlord has not assessed the dilapidations by the expiry of 60 days after Completion, the parties shall agree on and instruct an independent surveyor (who shall be an expert in valuation of dilapidations) to assess such dilapidations.  If the amount of the dilapidations is:

(a)                                 greater than £30,000 the amount of the Property Retention shall be retained by the Purchaser and the provisions of clause 10.1(f) apply; or

(b)                                less than £30,000 the amount of the difference shall be released by the Purchaser to the Sellers and balance (being the amount of the dilapidations) shall be retained by the Purchaser.

7.5                                If the parties cannot agree on an independent surveyor, the president (or other acting senior officer for the time being) of the Royal Institution of Chartered Surveyors shall appoint a surveyor on the request of either party.  The person so appointed shall act as an independent expert and not as an arbitrator in order to assess the amount of dilapidations.

7.6                                The independent surveyor’s assessment of dilapidations shall be final and binding on the parties, except in the case of manifest error.

7.7                                The fees and expenses of any independent surveyor instructed pursuant to this clause 7, including the cost of his nomination, shall be borne by the Sellers.

7.8                                If the independent surveyor refuses to act, becomes incapable of acting or dies, the president (or other acting senior officer for the time being) of the Royal Institution of Chartered Surveyors shall appoint an alternative independent surveyor as set out in clause 7.5.

8.                                      Farnborough Property and Farnborough Escrow

8.1                                Prior to the third anniversary of this Deed the Sellers shall use their reasonable endeavours to have Concoat Limited’s guarantee of Concoat Systems Limited’s obligations pursuant to the lease for the Farnborough Property released.

8.2                                The Farnborough Escrow shall be paid into a designated interest-bearing account with The Royal Bank of Scotland plc operated by the Sellers’ Solicitors in the joint names of the Sellers’ Solicitors and the Purchaser’s Solicitors (the “Escrow Account”) on Completion and the Farnborough Escrow (together with interest accrued thereon) shall be applied in accordance with the provisions of this clause.  The instructions given to The Royal Bank of Scotland plc on the setting up of the Escrow Account shall include an instruction that no sums may be released from the Escrow Account at any time without the authority of the Purchaser’s Solicitors and the Sellers’ Solicitors.

8.3                                If the Purchaser has not notified the Sellers of any claim under clause 10.3 of this Agreement on or before the date that the Farnborough Guarantee is released, the parties shall procure that the balance of the Farnborough Escrow (together with accrued interest) shall be released in full to the Sellers’ Solicitors on behalf of the Sellers on the Business Day next following that date.

8.4                                If the Purchaser has notified the Sellers of a claim or claims under clause 10.3 of this Agreement on or before the date that the Farnborough Guarantee is released, the Purchaser shall use its reasonable endeavours to estimate the maximum aggregate amount of such claim(s) (if capable of estimation) and shall notify the Sellers in writing of the estimated maximum aggregate amount of such claim(s) or the fact that it or they are incapable of estimation.

8.5                                If such claim(s) are so estimated, the parties shall procure that the amount by which the Farnborough Escrow exceeds the estimated (or determined, pursuant to clause 8.9) maximum aggregate amount of such claim(s) shall be paid out of the Farnborough Escrow to the Sellers’ Solicitors on behalf of the Sellers on the tenth Business Day after the date on which the Farnborough Guarantee is released or (if later) within 10 days of the date on which the last of such claim(s) has been estimated and notified.

8.6                                If any such claim(s) are not admitted by the Sellers, the Farnborough Escrow (or the balance remaining after any interim distribution made under clause 8.5) and all interest accrued thereon shall be held in the Escrow Account until such claim(s) are finally settled or otherwise determined.

8.7                                Upon the final settlement or determination of such claim(s), the parties shall procure that the Farnborough Escrow (or the balance thereof) and all interest accrued thereon shall be forthwith applied in or towards the discharge of the amount(s) agreed or determined to be payable to the Purchaser or a Group member (as the case may be) in respect of such claim(s) and the residue (if any) remaining after the complete discharge of such claim(s) shall be released to the Sellers’ Solicitors on behalf of the Sellers.

8.8                                The Sellers and the Purchaser shall promptly give to the Sellers’ Solicitors and the Purchaser’s Solicitors respectively all such written instructions as are necessary to give effect to the provisions of this clause.

8.9                                If the parties cannot agree the amounts claimed under this clause 8, the matter shall promptly be referred to an Independent Barrister who shall then determine the value or amount of the matter or matters in dispute and allocate the costs of such determination amongst the parties.  The Independent Barrister shall act as an expert and not as an arbitrator.  The Independent Barrister’s decision shall be communicated in writing to the parties within 30 calendar days of the Independent Barrister’s appointment and shall be (in the absence of manifest error) final and binding upon the parties.  The parties shall procure that all records, working papers and other information as may be reasonably required by the Independent Barrister for the purposes of this clause 8 shall be made available upon request for them and each of the Purchaser and the Sellers shall generally render all reasonable assistance, including production and supply of photocopies of relevant documents to the Independent Barrister, and access reasonably necessary for the determination of the amounts in dispute.

9.                                      Change of name of Concoat Systems Limited

Mr G.K. Naisbitt and Mr A.W. Naisbitt shall at the date of this Deed:

(a)                                 procure that Concoat Systems Limited pass a resolution to change its company name to a name not including the word “Concoat” or any similar term which resolution shall take effect at the expiry of three years from the date of this Deed; and

(b)                                provide to the Purchaser all the necessary perfected documentation which is required to be filed at Companies House to change Concoat Systems Limited’s company name,

and hereby authorises the Purchaser to file such documentation at Companies House on or after the third anniversary of this Deed should Concoat Systems Limited not already have changed its name by that date.

10.                                Indemnities

10.1                          The Sellers shall be liable for and will indemnify and hold harmless the Purchaser and each Group Company from any Losses or obligations of what ever nature arising out of the following:

(a)                                 the implementation of the Group Restructuring including but not limited to:

(i)                                     the practical implementation of the sale of the equipment business and the share in Concoat Systems Limited and the Deeds of Novation (as set out in paragraph 5 of schedule 9);

(ii)                                  any costs in association with the Group Restructuring provided for in the Working Capital amounts in any of the Balance Sheets;

(b)

(i)                                     the termination of the employment of any employee no longer employed by the Group at the date of this Deed;

(ii)                                  the transfer of employees to Concoat Systems Limited (“Transferred Employees”); and

(iii)                               the resignations of each of the Sellers as directors and/or secretary and/or employees of the Company and/or the Subsidiary Undertakings (except for David Greenman as a director of Concoat Limited);

(c)                                 all pension obligations of any Group member arising prior or subsequent to Completion in respect of:

(i)                                     the Transferred Employees; and

(ii)                                  the substitution of Concoat Systems Limited for Concoat Limited as the trustee and the principal employer of the 1984 Concoat Limited Royal & Sun Alliance Executive Pension Plan;

(d)                                all pension obligations of any Group member relating to the Sellers’ Schemes arising prior to Completion in respect of those employees of Group members who are not Transferred Employees;

(e)                                 Concoat Limited’s use of and lease in respect of the Hampshire Property with respect to matters occurring both prior or subsequent to Completion but excluding any matter which relates to the provisions of schedule 8;

(f)                                   Concoat Limited’s use of and lease of the Surrey Property with respect to matters occurring on or before Completion including without limitation any dilapidations assessment in accordance with clause 7.4 over £30,000 but excluding any matter which relates to the provisions of schedule 8;

(g)                                any of the distribution agreements to which Concoat Limited is a party at the Completion Date (the “Distribution Agreements”) being in breach of any provision of EU and/or English law or any Distributor Agreements being or being recharacterised as an agency arrangement whether such Losses arise as a result of some act or omission of Concoat Limited or the expiry or termination of those Distribution Agreements in accordance with their terms or by the effluxion of time, save that the Sellers shall not be liable and no claim or claims shall be made against them:

(i)                                     if the fact omission circumstance or occurrence giving rise to or forming the basis of the relevant Losses or obligations has been fairly, fully and clearly disclosed to the Purchaser in the Disclosure Letter;

(ii)                                  to the extent that the relevant Losses or obligations would not have arisen but for a change in legislation made after the Completion Date; or

(iii)                               to the extent the relevant Losses or obligations arise as a result any deliberate and voluntary act of Concoat Limited (other than the termination of, or failure to renew, a Distribution Agreement where permitted in accordance with its terms) carried out on or after the Completion Date where such act is outside the ordinary course of business of Concoat Limited as carried on prior to the Completion Date;

(h)                                the termination of the distribution agreement between Concoat Limited and Ambex (the Polish distributor); and

(i)                                    the termination of the EU Consortium Agreement relating to Lead Free Soldering (Contract Number G1ST-CT-2002050285) entered into on 28 June 2004 between Betronic Hybrid Circuits B.V., Concoat Limited and others.

10.2                          The provisions of schedule 8 (Environmental Indemnity) apply.

10.3                          Mr A.W. Naisbitt and Mr G.K. Naisbitt shall (jointly and severally) be liable for and will indemnify and hold harmless the Purchaser and each Group member from any Losses or obligations of whatever nature arising out of Concoat Systems Limited’s use and lease of the Farnborough Property and Concoat Limited’s guarantee of that lease, with respect to matters occurring both prior or subsequent to Completion.

10.4                          Subject to the provisions of schedule 8, the Purchaser shall be liable for and will indemnify and hold harmless Mr A.W. Naisbitt from any Losses or obligations of what ever nature arising out of Concoat Limited’s lease in respect of the Surrey Property occurring following Completion.

11.                                Warranties

11.1                          The Sellers hereby represent, warrant and undertake to the Purchaser (for itself and as trustee for its successors in title) in the terms of the Warranties other than the Warranties in paragraph V of the Warranties (Trust Related Warranties), which are warranted only by the Trustees in their capacity as trustees of the Trusts.  The Sellers agree that if any of the Warranties is found to be untrue or incorrect, then, subject to the provisions of this Deed and without restricting the rights of the Purchaser to claim damages on any other basis available to it, the Sellers shall, at the Purchaser’s option, either:

(a)                                 pay to the Purchaser or a Group member (as the Purchaser shall direct) an amount equal to the amount by which the amount of any liability (whether existing, prospective or contingent) or the value of any asset (whether existing, prospective or contingent) of a Group member is respectively greater or less than it would have been if the Warranty in question had been true and correct, together with all costs and expenses incurred or sustained by the Purchaser or a Group member as a result of such breach or in connection with the matter or circumstance giving rise to that breach; or

(b)                                pay to the Purchaser an amount equal to the amount by which the value of the Shares is less than it would have been if such Warranty had been true and correct, together with all costs and expenses incurred or sustained by the Purchaser as a result of such breach.

11.2                          The Warranties are given subject to the matters disclosed in the Disclosure Letter and in the documents annexed thereto, in each case in sufficient detail to enable the Purchaser properly to evaluate the same, but no other information of which the Purchaser may have knowledge (whether before or after the date hereof and whether actual or constructive) shall prejudice or affect in any way the Purchaser’s ability to make any claim nor to reduce the amount recoverable, in respect of any claim arising from any breach of a Warranty.

11.3                          Each of the Warranties set out in each paragraph and each paragraph of schedules 3 and 4 shall be separate and independent and shall not be limited by reference to any other paragraph or anything in this Deed or the schedules.

11.4                          Where any statement set out in schedules 3 or 4 is expressed to be given or made to the best of the Sellers’ knowledge or is qualified by reference to the Sellers’ awareness or is qualified in some other manner having substantially the same effect, such statement shall be deemed to be qualified by the additional statement that the Sellers have made all reasonable enquiries prior to the date hereof in respect of the subject matter of the relevant statement and each Seller shall be deemed to have knowledge of:

(a)                                 anything of which each of the other Sellers has knowledge or are deemed by this clause to have knowledge; and

(b)                                anything of which he ought reasonably to have knowledge given his particular position in and responsibilities to the Company.

11.5                          The Sellers undertake to the Purchaser that upon any of them becoming aware of the actual, impending or threatened occurrence of any event after the date of this Deed, both before and after Completion, which might reasonably be expected to cause or constitute a breach of any of the Warranties or to give rise to a claim under the Tax Covenant, they shall immediately give written notice thereof to the Purchaser together with reasonable details of the relevant event.

11.6                          The Purchaser has entered into this Deed on the basis of the Warranties and in reliance on them.  Liability under any Warranty shall not in any way be modified or discharged by Completion.

11.7                          The Sellers agree with the Purchaser for itself and as trustee for each Group member and their respective officers and employees to assign to the Purchaser all the rights, remedies or claims which they have or may have in respect of any misrepresentations in or omissions from any information or advice supplied or given by a Group member or its respective officers, employees or agents and on which the Sellers have relied in giving the Warranties, preparing the Disclosure Letter and/or entering into this Deed and/or the documents referred to herein.

11.8                          The Sellers acknowledge and agree that they are not aware of any matter or thing which is inconsistent with the Warranties or constitutes a breach of any of them.

12.                                Limitation on claims

12.1                          The Purchaser acknowledges and agrees that the Warranties are the only warranties or other assurances of any kind given by or on behalf of the Sellers and on which the Purchaser may rely in entering into this Deed.

12.2                          The liability of the Sellers under this Deed shall be limited as follows:

(a)                                 the Sellers shall not be liable in respect of any of breach of the Warranties if and to the extent that the loss occasioned thereby has been recovered in full under the Tax Covenant;

(b)                                no claim shall be made in respect of any breach or non-fulfilment of any of the Warranties unless the aggregate amount of all such claims exceeds £20,000 PROVIDED that if such aggregate amount does exceed £20,000, the Sellers’ liability shall not be limited to the excess and the whole amount shall be recoverable in full; and

(c)                                 the maximum liability of the Sellers in respect of the aggregate of all the claims made by the Purchaser in respect of any breach of this Deed shall not exceed £5,000,000.

12.3                          The Purchaser may not bring any claim for breach of the provisions of this Deed unless written notice of the claim shall have been given to the Sellers accompanied by reasonable particulars of the claim:

(a)                                 in the case of any claim under any Warranties within 18 months of the date of this Deed;

(b)                                in the case of any claim under the Tax Covenant or for breach of any Tax Warranties in accordance with the time limits set out in paragraph 3.1(a) of schedule 4; and

(c)                                 excluding the provisions of schedule 8, in the case of any other claim under this Deed, 20 years from the date of this Deed.

Provided that, unless the Sellers assume conduct of the claim in question in accordance with the provisions of clause 12.5(c), the liability of the Sellers in respect of any claim shall absolutely terminate if proceeding in respect of it have not been commenced with 12 months of service of notice of that claim.

12.4                          The Sellers shall not be liable and no claim or claims shall be made against them in respect of any claim other than a claim under the Tax Covenant or for breach of the Tax Warranties:

(a)                                 if the fact omission circumstance or occurrence giving rise to or forming the basis of the claim has been fairly, fully and clearly disclosed to the Purchaser in the Disclosure Letter (with the exception of claims made under schedule 8);

(b)                                to the extent that provision or allowance for the matter or liability has been fairly, fully and clearly made in the Accounts or Approved Final Balance Sheet;

(c)                                 to the extent that the claim would not have arisen but for a change in legislation made after the date of this Deed (whether relating to taxation, rates of taxation or otherwise) or the withdrawal of any extra-statutory concession previously made by the Inland Revenue or other taxing authority (whether or not the change purports to be effective retrospectively in whole or in part);

(d)                                if the matter giving rise to the claim is clearly provided for under the terms of this Deed, any agreed form documents or carried out in the implementation of any of them; or

(e)                                 if the claim arises from any change in accounting policy or practice of the Purchaser or any Group member introduced or having effect after Completion.

12.5                          Subject to schedule 8, if any claim, other than a claim under the Tax Covenant or for breach of the Tax Warranties, arises as a result of or in connection with a liability or alleged liability owed to a third party:

(a)                                 the Purchaser shall not accept, pay or compromise, or make any admission in respect of, such liability or alleged liability without the prior written consent of the

Sellers, such consent not to be unreasonably withheld having regard to the business conditions of the Purchaser and the Group members;

(b)                                the Purchaser shall procure that the relevant Group member takes such action to avoid, dispute, resist, appeal, compromise or contest or prove the liability, as may reasonably be requested by the Sellers;

(c)                                 the Purchaser may, at the Purchaser’s sole discretion, allow the Sellers at the Sellers’ expense to have all or any part of the conduct of any appeal, dispute, compromise or defence of the dispute and of any incidental negotiations; and

(d)                                subject to the provisions of (c) above, the Purchaser shall procure the relevant Group member to make available to the Sellers such persons and all such assistance and information as the Sellers may reasonably require for avoiding, disputing, resisting, appealing, compromising or contesting or proving any such liability including instructing such professional advisers as the Purchaser may agree to nominate.

12.6                          If in respect of any matter which could give rise to a breach of the provisions of this Deed, other than a claim under the Tax Covenant or for breach of the Tax Warranties, the Purchaser, or Group member is entitled to claim under any policy of insurance, the Purchaser shall still be entitled to claim against the Sellers in respect of that matter.  In such circumstances, the Purchaser or the Group member shall use its reasonable endeavours to claim against its insurers.  If the Purchaser or Group member receives a payment from its insurers in relation to a matter which the Sellers have also made a payment to the Purchaser or Group member, then the Purchaser or Group member shall reimburse Sellers’ Representatives the lesser of the amount received from the insurers or the amount received from the Sellers.

12.7                          Any liability of the Sellers other than a claim under the Tax Covenant or for breach of the Tax Warranties, will take account of any corresponding savings or benefits actually received by the Purchaser or any Group member as a result of the circumstances giving rise to the claim for breach of any provision of this Deed.

12.8                          In respect of the Trustees in their capacity as trustees of the Trusts, all Warranties are given to the best of the Trustees’ respective knowledge information and belief, and the liability of such Trustees in their capacity as Trustee shall be restricted to the trust property in their hands at the time that a claim is made by the Purchaser.

12.9                          Notwithstanding anything to the contrary in this Deed:

(a)                                 the Trustees shall not be liable under this Deed in respect of any relevant claim to the extent that their liability exceeds the value of the assets held by them directly or indirectly as Trustees of the relevant trust; and

(b)                                the Purchaser shall in no circumstances have any right or relevant claim against the personal assets of any Trustee in their capacity as Trustee in respect of any liability under this Deed however, nothing in this clause prevents the Purchaser from claiming against the Trustees in their capacity as Sellers.

12.10                    The limitations on the Sellers’ liability set out in this clause 12 shall not apply to any claim under the Warranties if the claim involves allegations of any fraud or wilful concealment on the part of the Sellers or any of them or where it is proved that the Sellers themselves or any of them withheld any material disclosure relating to such claim, in each case on or prior to Completion.

12.11                    If the Purchaser becomes aware of a matter which could give rise to a claim under this Deed, it shall use its reasonable endeavours to give the Sellers notice of the claim within

45 days of it becoming aware of such facts.  However, the Purchaser’s failure to provide such notice does not in any way impact on the Purchaser’s ability to make a claim, or the validity of such claim.

13.                                Confidentiality and announcements

13.1                          For the purpose of assuring the full benefit of the business and goodwill of each Group member and in consideration of the Purchaser agreeing to buy the Shares on the terms of this Deed, each of the Sellers agrees with the Purchaser and its successors in title as a separate and independent agreement that (save as may be required by law, any securities exchange or regulatory or governmental body having jurisdiction over it (including, but not limited to, HM Revenue & Customs, the Listing Authority, the Panel on Takeovers and Mergers and the Serious Fraud Office) and whether or not the requirement has the force of law or any applicable regulatory authority to which the Sellers are subject and then only to the extent so required) it shall not at any time hereafter divulge (other than in accordance with clause 13.2) any information in relation to the affairs or businesses of a Group member and that it shall not do anything to harm the goodwill of a Group member.

13.2                          No announcement or statement about this Deed or the subject matter of, or any matter referred to in, this Deed shall be made or issued before, on or after Completion by or on behalf of any of the parties without the prior written approval of the other parties, or by the Sellers’ Representatives on behalf of the Sellers, (such approval not to be unreasonably withheld or delayed) PROVIDED that nothing shall restrict the making by any party (even in the absence of agreement by the other parties) of any statement which may be required by law or called for by the requirements of HM Revenue & Customs, the UK Listing Authority, any Stock Exchange or any United States regulatory authority, or any applicable regulatory authority to which the relevant party is subject but then only to the extent so required.

14.                                Further assurance and availability of information

14.1                          All parties shall execute and deliver all such instruments and other documents and take all such actions as the other parties may from time to time reasonably require in order to give full effect to the provisions of this Deed.

14.2                          The Sellers shall cause to be made available to the Purchaser all information in the possession or under the control of any of them which the Purchaser may from time to time reasonably require (before or after Completion) relating to the business and affairs of the Group and upon reasonable notice shall permit the Purchaser and its representatives to have access to documents containing such information and to take copies thereof.

14.3                          The Sellers shall at the Purchaser’s request at any time after the Completion Date give to the Purchaser all reasonable assistance in obtaining any required consents of the licensors or other contracting parties to the change of control of each Group member under any licences of software included in the Relevant Intellectual Property.

15.                                Interest

If any amount required to be paid under this Deed is not paid when it is due, such amount shall bear interest at the rate of 4.5 per cent. (4.5%) per annum calculated on a monthly basis for the period from the relevant due date for payment up to and including the date of actual payment, as well after as before any judgment.

16.                                Continuing obligations and assignment

16.1                          Each of the obligations, warranties, representations, indemnities and undertakings accepted or given by the Sellers or the Purchaser or any of them under this Deed or any document referred to herein (“Obligations”) shall continue in full force and effect notwithstanding Completion taking place and shall be binding on the respective successors, estates and personal representatives of the Sellers.

16.2                          If the Shares or any of them are sold or otherwise transferred at any time to an Affiliate of Chase, the benefit of each of the Obligations shall be capable of assignment to the relevant purchaser or transferee and if on such sale or transfer the benefit of the Obligations is so assigned the Purchaser shall also require the relevant purchaser or transferee to agree with the Sellers and each of them to be bound by all Obligations and undertakings herein accepted or given by the Purchaser.

17.                                Costs

All parties shall pay their own costs and expenses in relation to the negotiation, preparation, and implementation of this Deed (and the documents referred to herein), including the fees and disbursements of their respective legal, accountancy and other advisers.

18.                                Notices and Sellers’ Representatives

18.1                          Any notice or other communication to be given under this Deed shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party, posted by registered post addressed to that party at such address, (the number of which has been notified by the relevant party to the other parties) or sent by facsimile transmission to a machine situated at such address and shall if:

(a)                                 personally delivered, be deemed to have been received at the time of delivery;

(b)                                posted to an inland address in the United Kingdom, be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the fifth Business Day after the date of posting; or

(c)                                 sent by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the addressee,

PROVIDED that where, in the case of delivery by hand or facsimile transmission, delivery or transmission occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 am on the next following Business Day.

18.2                          For the purposes of this clause the authorised address of each party shall be the address set out in schedule 1 or such other address as that party may notify to the others in writing from time to time in accordance with the requirements of this clause.

18.3                          The Sellers hereby appoint Mr G.K. Naisbitt and Mr D. Greenman as their representatives who may jointly authorise the making of any request, election, proposal or consent expressed to be made on behalf of the Sellers or any Seller to the Purchaser.  The Purchaser shall be entitled at its sole discretion to have regard only to notices, including requests, elections or proposals, issued by the Sellers’ Representatives.  Service of any notice or other communication on both the Sellers’ Representatives shall be deemed to constitute valid service thereof on all the Sellers.

19.                                Severability

If any provision of this Deed (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part in any relevant jurisdiction the legality, validity and enforceability of the remaining provisions of this Deed (or such document) shall not in any way be affected or impaired thereby.

20.                                Entire agreement and variation

20.1                          This Deed (together with any documents referred to herein) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Deed.

20.2                          Each of the parties acknowledges and agrees that:

(a)                                 it does not enter into this Deed and the documents referred to herein on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Deed or not) except those expressly set out or referred to in this Deed and the documents referred to herein; and

(b)                                all remedies available under English law are available to the parties in respect of any misrepresentation or untrue statement made to it in relation to this Deed (including, without limitation, rescission).

20.3                          No variation, supplement, deletion or replacement of or from this Deed or any of its terms shall be effective unless made in writing and signed by or on behalf of each party.

21.                                General provisions

21.1                          The Purchaser may release or compromise the liability of any of the Sellers hereunder or grant to any Seller time or other indulgence without affecting the liability of any other Seller hereunder.

21.2                          Any waiver of a breach of any of the terms of this Deed or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Deed.

21.3                          No failure to exercise and no delay on the part of any party in exercising any right, remedy, power or privilege of that party under this Deed and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights and remedies provided by this Deed are cumulative and are not exclusive of any rights or remedies provided by law.

21.4                          All warranties, representations, indemnities, covenants, agreements and obligations given or entered into in this Deed by more than one person are given or entered into jointly and severally.

21.5                          This Deed may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

22.                                Governing law and jurisdiction

22.1                          This Deed (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) shall be governed by, construed and take effect in accordance with English law.

22.2                          The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Deed (including without limitation claims for set-off or counterclaim) or the legal relationships established by this Deed.

22.3                          Each of the parties hereto agrees that in the event of any action between any of the parties hereto being commenced in respect of this Deed or any matters arising under it, the process by which it is commenced, (where consistent with the applicable court rules) may be served on them in accordance with clause 18 or (in the case of the Sellers) delivered to the Sellers’ Representatives (who are irrevocably authorised to receive the same on their behalf).

Schedule 1

The Sellers and the Shares

1. Names and addresses of the Sellers	2. Number of Shares owned by them in the Company (indicate whether legally or beneficially owned)	3. Number of Shares to be sold	4. Cash consideration for the Shares

1. Mr A.W. Naisbitt and Mrs D. Naisbitt, the Trustees of the A.W. Naisbitt Discretionary Settlement Trust each of Gainford Hook Heath Road, Woking, Surrey GU22 0QE	1,000 legally owned	1,000	£399,326.60

2. Mr A.W. Naisbitt and Mrs D. Naisbitt, the Trustees of the D. Naisbitt Discretionary Settlement Trust each of Gainford Hook Heath Road, Woking, Surrey GU22 0QE	1,000 legally owned	1,000	£399,326.60

3. Mrs S.K. Greenman of Daveldon, Potters Lane, Woking, Surrey GU23 7AJ	2,000 legally and beneficially owned	2,000	£798,653.20

1. Names and addresses of the Sellers	2. Number of Shares owned by them in the Company (indicate whether legally or beneficially owned)	3. Number of Shares to be sold	4. Cash consideration for the Shares

4. Mr A.W. Naisbitt of Gainford Hook Heath Road, Woking, Surrey GU22 0QE	2,130 legally and 130 beneficially owned	2,130	£798,653.20

5. Mrs D. Naisbitt of Gainford Hook Heath Road, Woking, Surrey GU22 0QE	2,050 legally and 50 beneficially owned	2,050	£798,653.20

6. Mr G.K. Naisbitt of Old Paddock Cottage, Gaston Lane, South Warnborough, Hampshire RG29 1RH	2,110 legally and 110 beneficially owned	2,110	£798,653.20

7. Mr D. Greenman of Daveldon, Potters Lane, Woking, Surrey GU23 7AJ	55 legally and beneficially owned	55	£0

Schedule 2

The Company and the Subsidiary Undertakings

A.	Concoat Holdings Limited

1.	Registered number	00967743

2.	Registered office	Alasan House, 2C Albany Park, Frimley Road, Camberley, Surrey, GU16 7PH, United Kingdom

3.	Date of incorporation	5 December 1969

4.	Class of company	Private, limited by shares

5.	Authorised share capital	20,000 ordinary shares of £1 each (£20,000)

6.	Issued share capital	10,345 ordinary shares of £1 each (£10,345)

7.	Directors’/shareholders’ loans	None

8.	Directors	Susan Kaye Greenman Arthur William Naisbitt Doreen Naisbitt Graham Kirk Naisbitt

9.	Secretary	Doreen Naisbitt

10.	Accounting reference date	31 March

11.	Accountants	Pridie Brewster, Mount Manor House, 16 The Mount, Guildford, Surrey, GU2 4HS

12.	Tax district	Wye Valley

13.	Members

(i)      Trustees of the A.W. Naisbitt Discretionary Settlement (1000 ordinary shares)

(ii)     Trustees of the D. Naisbitt Discretionary Settlement (1000 ordinary shares)

(iii)    Mrs S.K. Greenman (2000 ordinary shares)

(iv)    Mr A.W. Naisbitt (2000 ordinary shares legally owned and 130 ordinary shares beneficially owned)

(v)     Mrs D. Naisbitt (2000 ordinary shares legally owned and 50 ordinary shares beneficially owned)

(vi)    Mr G.K. Naisbitt (2000 ordinary shares legally owned and 110 ordinary shares beneficially owned)

(vii)   Mr D. Greenman (55 ordinary shares legally and beneficially owned)

14.	Mortgages and charges	None

15.	Subsidiary Undertakings	Concoat Limited (96.67% legal owner and 3.33% beneficial owner)

B.	Concoat Limited

1.	Registered number	01480710

2.	Registered office	Alasan House, 2C Albany Park, Frimley Road, Camberley, Surrey, GU16 7PH, United Kingdom

3.	Date of incorporation	21 February 1980

4.	Class of company	Private, limited by shares

5.	Authorised share capital	30,000 ordinary shares of £1 each (£30,000)

6.	Issued share capital	30,000 ordinary shares of £1 each (£30,000)

7.	Directors’/shareholders’ loans	None

8.	Directors	David Greenman Arthur William Naisbitt Doreen Naisbitt Graham Kirk Naisbitt

9.	Secretary	Doreen Naisbitt

10.	Accounting reference date	31 March

11.	Accountants	Pridie Brewster, Mount Manor House, 16 The Mount, Guildford, Surrey, GU2 4HS

12.	Tax district	Wye Valley

13.	Legal and beneficial owner	Concoat Holdings Limited (96.67% legal and 3.33% beneficial)

14.	Mortgages and charges	None

15.	Subsidiary Undertakings	Synergie (UK) Limited (100%)

C.	Synergie (UK) Limited

1.	Registered number	03733679

2.	Registered office	Mount Manor House, 16 The Mount, Guildford, Surrey, GU2 4HS, United Kingdom

3.	Date of incorporation	16 March 1999

4.	Class of company	Private, limited by shares

5.	Authorised share capital	1,000 ordinary shares of £1 each (£1,000)

6.	Issued share capital	2 ordinary shares of £1 each (£2)

7.	Directors’/shareholders’ loans	None

8.	Directors	David Greenman Arthur William Naisbitt Doreen Naisbitt Graham Kirk Naisbitt

9.	Secretary	Doreen Naisbitt

10.	Accounting reference date	31 March

11.	Accountants	Pridie Brewster, Mount Manor House, 16 The Mount, Guildford, Surrey, GU2 4HS

12.	Tax district	Wye Valley

13.	Members	Concoat Limited (100%)

14.	Mortgages and charges	None

15.	Subsidiary Undertakings	None

Schedule 3

General Warranties

Except where the context otherwise requires the General Warranties shall apply not only to the Company but also to each Subsidiary Undertaking as if they had been expressly repeated with respect to each Subsidiary Undertaking, naming it in place of the Company throughout.

In this schedule:

(a)                                 “connected” has the meaning attributed to it by section 839 of the ICTA 1988; and

(b)                                “Encumbrance” includes any charge, debenture, mortgage, pledge, lien, assignment, hypothecation, security interest, title retention or other security agreement or arrangement.

A.           Preliminary

The information set out in the recitals and in schedules 1, 2, 3, 4, 5 and/or disclosed by the Disclosure Letter is true and accurate in all respects and (so far as the Sellers are aware) there is no matter which renders any of such information untrue, inaccurate, incomplete or misleading.

B.            The Accounts

B.1                             The copy of the Accounts annexed to the Disclosure Letter is a true and complete copy.  The Accounts:

(a)                                 give a true and fair view of the financial position and state of affairs of the Company at the Balance Sheet Date and of its profit or loss for the period to which they relate;

(b)                                have been prepared in accordance with the best accounting principles, standards and practices generally accepted in England at the date of this Deed, the Companies Act 1985 and other applicable statutes and regulations;

(c)                                 have been prepared, unless otherwise expressly stated therein, on a basis consistent with the basis applied in the corresponding accounts for the preceding three financial years;

(d)                                contain full provision for or adequate details of all liabilities and capital commitments of the Company at the Balance Sheet Date, whether actual, contingent, quantified, disputed or otherwise;

(e)                                 contain full provision for bad and doubtful debts, depreciation, amortisation, obsolescence of assets and any foreseeable losses; and

(f)                                   are not adversely affected by any extraordinary or non-recurring items unless otherwise expressly stated therein.

B.2                             The work in progress included in the Accounts has been valued on a basis excluding profit and including adequate provision for losses which are or could reasonably be expected on uncompleted contracts.

B.3                             All the assets of the Company are correctly reflected in the Accounts and the values placed on such assets are not materially in excess of current market values (on a going concern basis) as at the Balance Sheet Date and no asset of the Company was acquired other than on arm’s length terms.

B.4                             The Company has paid its creditors the amounts in respect of which they were included in the Accounts.

B.5                             The profits of the Company for the three years ended on the Balance Sheet Date as shown by the Accounts and the trend of profits thereby shown, have not been affected to a material extent by inconsistencies of accounting practices, by the inclusion of non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits for all or any of such periods exceptionally high or low.

B.6                             The Company is not, and has not during the three years prior to the Balance Sheet Date been a party to any agreement, arrangement or transaction pursuant to which the Company is or was entitled to receive a financial advantage or is or was obliged to incur or bear any costs, liabilities (whether contingent or otherwise) risks or other expenditure of any nature (including, but not limited to, any “off-balance sheet” financing arrangements), which is not fully reflected in the Accounts or has not been fully reflected in the Company’s accounts for any relevant period.

B.7                             The management accounts of the Company for periods since the Balance Sheet Date, copies of which are annexed to the Disclosure Letter, have been prepared by the Company with due care and attention, and show a reasonably accurate view of the state of affairs and profit or loss of the Company as at and for the period in respect of which they have been prepared, but it is hereby acknowledged that they are not prepared on a statutory basis.

C.                                    Business since the Balance Sheet Date

C.1                              Since the Balance Sheet Date:

(a)                                 the Company has carried on its business prudently and in the ordinary and usual course and so as to maintain the same as a going concern and without any interruption or alteration in the nature, scope or manner of such business;

(b)                                other than pursuant to the Group Restructuring, the Company has not acquired or disposed of or agreed to acquire or dispose of any assets or assumed or incurred or agreed to assume or incur any material liabilities (including contingent liabilities) otherwise than in the ordinary course of its business and (in the case of a disposal of the assets) for an amount which is lower than book value or an open market arm’s length value whichever is the higher;

(c)                                 the business, profitability or prospects of the Company have not been adversely affected by any factor not affecting similar businesses to a like extent and (so far as the Sellers are aware) there are no factors which are likely to have such an effect;

(d)                                there has been no change in the manner or time of payment of creditors, or the issue of invoices or collection of debts, or policy of reserving for debtors or in the amount of stock bought or agreed to be bought or in stock;

(e)                                 the Company has not entered into, or agreed to enter into, any commitments involving capital expenditure exceeding £5,000 in the aggregate;

(f)                                   other than pursuant to the Group Restructuring, the Company has not borrowed or lent or agreed to borrow or lend any money and no share or loan capital has been issued or agreed to be issued by the Company and no loan or loan capital or preference capital of the Company has been repaid in whole or part or has become liable to be repaid;

(g)                                no resolution of the Company’s members has been passed, save for those representing the ordinary business of an annual general meeting, and no dividend or other distribution has been declared, made or paid by the Company;

(h)                                no substantial supplier to or customer of the Company (being a supplier accounting for more than five per cent. (5%) of the Company’s purchases or a customer accounting for more than five per cent. (5%) of the Company’s sales) has ceased or substantially reduced its trade with the Company or to the best of the Sellers’ knowledge, information and belief is likely to cease to trade or substantially reduce its trade with the Company or is likely to seek to alter the terms of trade to the Company’s disadvantage.

D.            Share capital and constitution of the Company

D.1                            The register of members of the Company contains complete and accurate records of its members from time to time and all issues and transfers of shares in the capital of the Company have been registered in accordance with the articles of association of the Company from time to time in force, all such transfers being duly stamped prior to registration.

D.2                             The Company has not exercised or purported to exercise any lien over any of its issued share capital.

D.3                             There is no option, right of pre-emption, right or obligation to acquire, redeem or convert or Encumbrance on, over or affecting the share capital (whether issued or unissued and whether or not authorised capital) of the Company and neither have the Sellers or the Company agreed to give or create any of the foregoing and, so far as the Sellers are aware, no person has claimed to be entitled to any of the foregoing.

D.4                             The Company has complied with the provisions of the Companies Act 1985 (including, but not limited to, section 151 of the Companies Act 1985) and is not liable to pay any fines thereunder and all returns, particulars, resolutions and other documents required under any legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other authority whatsoever have been properly made and delivered.

D.5                             The copy of the memorandum and articles of association annexed to the Disclosure Letter is up to date, true and complete and has annexed thereto a copy of every resolution, agreement or other document required to be annexed thereto pursuant to section 380 of the Companies Act 1985.  The Company is in possession of all necessary books, records and papers relating to its assets and business and all such records have been properly and accurately kept and completed.

D.6          The Shares comprise all the shares in issue in the capital of the Company.

E.            Subsidiary undertakings and related operations

E.1                               The Company is not the holder or beneficial owner of any shares or securities of any other person (whether incorporated in the United Kingdom or elsewhere) other than the Subsidiary Undertakings and has not agreed to acquire any such shares or securities.

E.2                               The Company is not and has not agreed to become a member of any partnership, joint venture, consortium or other incorporated or unincorporated association and has no branch, agency, place of business or establishment outside the United Kingdom.

F.            The Sellers

F.1                               No liability has been incurred, directly or indirectly, by the Company to any Seller or to any director of the Company (or any person connected with any of them) or by any Seller (or other such person) to the Company other than in respect of the normal accrual of directors’ fees, salaries and reasonable business expenses.

F.2                               Other than the Group Restructuring, there is not outstanding, and there has not at any time during the last three years been outstanding, any arrangement to which the Company is a party and in which any Seller or any director or any person connected with any of them is or has been interested, whether directly or indirectly.

F.3                               No Seller nor any person connected with any Seller has any interest, directly or indirectly, in any business, firm or company (other than Concoat Systems Limited) which has a close trading relationship with or is in competition with the Company.

F.4                               The Company has not made any gift of any kind to any Seller or to any person connected with any Seller or sold any property to any Seller or any such person at a price which is less than the market value thereof.

G.            Assets

For the avoidance of doubt, the term ‘asset’ when used in this section shall not include any of the Properties.

G.1                              The Company is the absolute owner of and is in actual possession of all the assets used (or it is licensed to use) in the course of its business with full right and power to sell those assets it owns in each case with full title guarantee.  No person has the right to call for any payment in respect of any of those assets and the Company has not created or agreed to create any Encumbrance over any part of its undertaking or assets.

G.2                              So far as the Sellers are aware, no asset used in the course of the Company’s business and hired, leased or rented by or obtained on hire-purchase by the Company has been or is liable to be retaken into possession by the owner thereof.

G.3                              The fixed assets owned by the Company or used by it in the course of its business are in all respects suitable for the conduct of such business, are in good condition and state of repair, and comply and have complied in all material respects with all statutes and regulations applicable thereto.

G.4                              Details of the vehicles used by the Company are set out in the Disclosure Letter and all such vehicles are roadworthy, maintained in a serviceable condition, and duly licensed and have had their Road Fund Tax paid within the applicable time limits.

G.5                              The Company’s stock in trade is in good condition and is capable of being sold by the Company in the ordinary course of its business in accordance with its current price list without rebate or allowance to a purchaser and is adequate (and not excessive) in relation to the current trading requirements of its business.

H.            Properties

H.1                             The Properties comprise all of the land and premises owned, occupied or otherwise used by the Company as described at schedule 5 and subject only to the matters contained in the documents and deeds listed at schedule 5.

H.2	The Company has not entered into any agreement to acquire or dispose of any land or premises or any interest therein which has not been completed.

H.3

The Company is in sole and undisputed occupation of the Properties and neither of the Properties are subject to any subleases, tenancies or other rights of occupation, in favour of third parties and the Company has fully performed and observed all of the covenants and conditions on the part of the tenant and so far as the Sellers are aware there are no notices relating to them nor are there any outstanding reviews, matters or proceedings which are yet to be commenced or concluded.

H.4	The Sellers are not aware, of any material outstanding claims, disputes, orders or notices adversely affecting the Properties.

H.5

As far as the Sellers are aware, the present use of each of the Properties as stated in schedule 5 and all development carried out on them complies fully with the Planning Acts and there are no outstanding conditions attached to any planning permissions.

H.6	(a)

As far as the Sellers are aware, compliance has been made with all applicable statutory and bye-law requirements with respect to the Properties and there is no outstanding unobserved or unperformed obligation owed to, or necessary to comply with the requirements (whether formal or informal) of, any competent authority exercising statutory or delegated powers.

(b) As far as the Sellers are aware, there are not in force or required to be in force any licences whether under the Licensing Act 1964 or otherwise which apply to the Properties or their current use.

H.7	The Sellers have not and shall not assign or sublet the lease for the Hampshire Property or otherwise allow a third party to use or occupy the Hampshire Property.

H.8	(a) As far as the Sellers are aware, the Properties are directly served by all means of access, services and other facilities necessary for their current use.

(b)

As far as the Sellers are aware, there are no proposed schemes or orders affecting any road or highway giving access to the Properties or any circumstances likely to lead to any such proposal, scheme or order which would adversely affect the use or enjoyment of the Properties.

H.9	As far as the Sellers are aware, none of the Properties are located in an area or subject to circumstances particularly susceptible to flooding nor is affected by past or present mining activity.

H.10	The Company has no existing or contingent liabilities in respect of any properties previously occupied by it or in which it owned or held any interest or in connection with which it acted as surety.

H.11

All written replies given on behalf of the Sellers by the Sellers’ Solicitors to preliminary enquiries raised by the Purchaser’s Solicitors relating to the Properties are in all material respects true, complete and accurate.

H.12	So far as the Sellers are aware, the Properties are not subject to:

(a)

any matters which might adversely affect the value of the Properties or the proper use, occupation or enjoyment of the Properties for the purpose for which they are now used and all matters which benefit the Properties have where necessary been properly protected by registration;

(b)                                any outgoings other than uniform business rate (except rating surcharge), water rates and insurance premiums and in the case of leasehold properties, rent and service charges and the Company is not in arrears with any such outgoings.

I.                                        Environmental/health and safety

I.1                                  The Company has complied with all relevant Environmental Laws in relation to the keeping, treating, transporting, deposit or disposal of any waste at or on or arising from the Properties.  The Company has not polluted any soil anywhere on the Properties (nor caused or permitted the same to be done).

I.2                                  So far as the Sellers are aware there are not now (nor have there ever been) any PCBs or asbestos on at or in the Properties.

I.3                                 So far as the Sellers are aware the Properties are not now and have never been utilised as waste disposal sites or waste transfer stations.

I.4                                  So far as the Sellers are aware the Company has all necessary Environmental Permits to carry out its business and no expenditure in excess of £10,000 in total is required to be spent to obtain or ensure compliance with any Environmental Permit (including any improvement programmes) over the next three years.

I.5           So far as the Sellers are aware except in accordance with a valid Environmental Permit there has been no:

(a)                                 disposal or discharge of waste on or from the Properties;

(b)                                emissions, spills, seepages, releases, escapes or discharges from the Properties into any Controlled Waters or into any drain, sewer, septic system, waste treatment, storage or disposal systems servicing or located on the Properties; or

(c)                                 emissions, releases, escapes or discharges into the atmosphere from the Properties or from any plant, equipment or facilities located at the Properties.

I.6                                  So far as the Sellers are aware there is no contamination of any groundwater underneath or in the vicinity of the Properties and no remedial action in relation to such groundwater has been carried out at or in respect of contamination on or arising from the Properties.

I.7                                  With respect to land in the previous ownership or use of the Company, the Company has caused no pollution or environmental damage on such land or the surrounding area and there is no obligation on the Company to clean up such land, nor any pending or threatened action with respect to environmental damage on or arising from such land.

I.8                                  The Company has complied with the requirements of the Radioactive Substances Act 1993 (“RSA”) and all other Environmental Laws relating to radioactive substances or materials and has no outstanding obligations under the RSA or Environmental Laws and there are no matters or facts in existence which are, or may be likely to give rise to any obligations under the RSA or any other Environmental Laws at the Properties.

I.9                                  There are annexed to the Disclosure Letter copies of all applications made for Environmental Permits and copies of those issued and all relevant information supporting or relevant to any such applications and Environmental Permits (including any representations made in support of such) and copies of all correspondence and other communications with or from any relevant regulatory body, person or agency responsible for granting or otherwise refusing such Environmental Permits.

I.10                            The Company has not carried on any process without a valid Environmental Permit or in breach of any conditions attached to any such Environmental Permit.

I.11                            The Company has not in the preceding two years received any complaint or notice (whether in writing or otherwise) alleging or specifying any breach of or liability under any Environmental Laws and so far as the Sellers are aware, there are no claims pending, threatened or anticipated with respect to any breach or alleged breach of or liability under any Environmental Laws.

I.12                            There are annexed to the Disclosure Letter accurate and complete copies of any environmental audit reports relating to the Properties and copies of all sampling and test results obtained from all environmental and/or health samples and tests taken at and around the Properties, including any obtained or taken in anticipation or as part of the transaction contemplated by this Deed.

I.13                            There have been no breaches of or liabilities caused or permitted to arise under any applicable Environmental Laws so far as the Sellers are aware, and there are no matters whatsoever which have given rise to or are likely to or may give rise to any claims, actions or obligations whether in nuisance, trespass, negligence or specifically under the rule in Rylands v Fletcher, or under any other agreement, legal duty or obligation concerning contamination, decontamination or other remediation of the Properties or land adjoining or in the vicinity of the Properties or Controlled Waters at, beneath or in the vicinity of the Properties, or concerning employee or third party exposure to any product, material, substance, waste, air or noise emission, hazard or contamination whatsoever.

I.14                            The Company has complied with all relevant Environmental Laws relating to employee, contractor and third party health and safety.

J.             Insurance

J.1                                 The Company is now, and has at all material times been, adequately covered against accident, damage, injury, public liability, third party loss (including product liability), loss of profits and other risks normally covered by insurance by a prudent company operating in the same business as the Company.

J.2           All insurance policies relating to the assets and business of the Company have been disclosed to the Purchaser and are summarised in or otherwise disclosed by the Disclosure Letter.

J.3                                 So far as the Sellers are aware there are no circumstances which could lead to any liability under such insurance being avoided by the insurers or the premiums being increased and there is no claim outstanding under any such policy and (so far as the Sellers are aware) there are no circumstances likely to give rise to such a claim.

J.4                                 All claims made by the Company under its past and present insurances have been settled in full by the relevant insurers.

K.            Commercial agreements and arrangements

K.1          The Sellers have disclosed to the Purchaser in the Disclosure Letter:

(a)                                 all contracts with a term exceeding one year, unusual, abnormal, onerous contracts, commitments and obligations of the Company now outstanding or which will become capable of giving rise to a contract by an order or acceptance by another party or parties whether for the purchase of materials, the sale of goods or otherwise howsoever;

(b)                                the terms of all contracts for the purchase or sale of goods or materials representing five per cent. (5%) or more by value of respectively the total annual purchases or sales by the Company;

(c)                                 the terms of all agency, distribution or licence agreements or arrangements to which the Company is a party;

(d)                                a schedule of material discounts and other special terms or similar arrangements offered or granted by the Company to its customers and by suppliers to the Company; and

(e)                                 full details of all agreements and arrangements for the importing of goods from overseas together with full details of arrangements with overseas distributors, agents and commission houses for such importing.

K.2                             The Company does not have any unmatched open positions with respect to forward purchases and or sales of any commodity, stock or currency and none of such open positions could reasonably be expected to involve the Company in a loss.

K.3                             Other than in relation to the Group Restructuring, there are no outstanding liabilities or commitments on the Company arising from any arrangements for the disposal of any shares, property or other assets (other than in the ordinary course of business) previously owned by the Company.

K.4                             The Company has not given any covenants limiting or excluding its right to do business and/or compete in any area or field (whether limited by reference to a geographical area or type of business) with any other person.

K.5                             Neither the Company nor any other party to any agreement or arrangement with the Company is in default to any material extent thereunder.  So far as the Sellers are aware, there are no circumstances likely to give rise to such a default.

K.6                             There are in force no powers of attorney given by the Company and no person is entitled or authorised (whether as agent or otherwise) to bind or commit the Company to any obligations outside the ordinary course of the Company’s business.

K.7                             The Company is not a party to any agreement or arrangement which is not entirely on arm’s length terms and its financial position has not been affected by any such agreement or arrangement during the preceding three years.

K.8                             There is no outstanding liability or obligation in connection with any agreement or arrangement involving the Company which has ended during the preceding three years and no liability or payment obligation will arise in connection with any agreement or arrangement involving the Group upon expiry or termination by the Company of such agreement or arrangement in accordance with its terms (including, but not limited to, any liability or obligation arising by virtue of the Commercial Agents (Council Directive) Regulations 1993 or any analogous legislation in any relevant territory).

L.            Intellectual property

L.1                               Except for Relevant Intellectual Property the subject of a licence in favour of the Company to the extent disclosed against paragraph L.2(a), the Company is the sole absolute legal and beneficial owner of the Relevant Intellectual Property free from Encumbrances.

L.2                               In this paragraph L.2, “IP Arrangements” means all material licences, permissions, consents, undertakings, settlements, agreements, restrictions and arrangements relating to the Relevant Intellectual Property or relevant to the use or exploitation thereof in or in connection with the business of the Company.

(a)                                 No party to any IP Arrangement is or has at any time been materially in default under it.

(b)                                The acquisition of the Shares by the Purchaser or the compliance with the terms of this Deed will not cause the Company to lose the benefit of any licence, right or privilege it presently enjoys under the IP Arrangements and none of the IP Arrangements require any person’s consent in connection with such acquisition or compliance.

(c)                                 No IP Arrangements contain any conditions or terms void by virtue of section 44 Patents Act 1977 or any similar provision in any jurisdiction.

L.3                               No employee or director of the Company or any predecessor in title is entitled to or has claimed any interest in, or any payment or compensation in respect of, any of the Relevant Intellectual Property and there are no pending applications for licences of right or compulsory licences of any Relevant Intellectual Property in any jurisdiction.

L.4                               So far as the Sellers are aware, all the Relevant Intellectual Property is valid, subsisting and enforceable.

L.5                               All registered Intellectual Property (including domain names) and applications therefor comprised in the Relevant Intellectual Property is owned by or exclusively licensed to the Company is listed in the Disclosure letter and is properly registered in the name of the Company or the relevant licensor who has granted a licence disclosed against paragraph L.2.  No limitations on its use, enforceability or ownership have been registered.  All registry fees in respect thereof have been paid by the due date and no such fees are due within three months of the Completion Date.

L.6                               So far as the Sellers are aware, the carrying on of the business of the Company in the manner and on the scale carried on at any time in the two years preceding the date of this Deed does not and would not infringe or constitute any unlawful use of any Intellectual Property of any third party.

L.7                               As far as the Sellers are aware in the two years preceding the date of this Deed there has been:

(a)                                 no infringement or threatened infringement by any person; and

(b)                                no use by any person otherwise than under a voluntary written licence,

of any of the Relevant Intellectual Property owned by or exclusively licensed to the Company.

L.8                               None of the Know-How which is material to the business of the Company is information subject to any obligation of confidence to another person. All Know-How which is material to the business is adequately documented and has been kept confidential. All documents, software and other materials documenting such Know-How form part of the assets of the Company.

L.9                               The list of Intellectual Property set out at schedule 7 is all the Intellectual Property of the businesses of the Company.

M.           Compliance and litigation

M.1                          So far as the Sellers are aware, the Company has conducted its business in all material respects in accordance with all applicable laws and regulations of the United Kingdom and any relevant foreign country and supra national authority (including those intended for health and safety of employees and for the protection of those owning, using or capable of being affected by goods and/or services supplied by the Company and those relevant to websites, cross-border and internet trading) and there is no order, notice, decree or judgment of any Court or any governmental agency of the United Kingdom or any foreign country or supra national authority outstanding against the Company which may have a material adverse effect upon the assets or business of the Company.

M.2                          As far as the Sellers are aware, all necessary licences, registrations, consents, permits and authorisations (public and private) have been obtained and all necessary filings and notifications made by the Company to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on and all such licences, registrations, consents, permits, filings, notifications and authorisations are valid and subsisting and (so far as the Sellers are aware) there are no circumstances which can be reasonably foreseen as likely to lead to any of them being suspended, cancelled or revoked.

M.3                          The Company is not now engaged in any litigation or arbitration proceedings and there are no litigation or arbitration proceedings pending or threatened by or against the Company, no injunction has been granted against the Company, the Company has given no undertaking to any court or to any third party arising out of any legal proceedings and (so far as the Sellers are aware) there is no matter or fact in existence which might give rise to the same or form the basis of any criminal prosecution against the Company.

M.4                          No order has been made or petition presented or resolution passed for the appointment of an administrator or receiver in relation to the Company, or for its winding-up, nor has any distress, execution or other process been levied against the Company.

M.5                          Neither the Company nor any agreement, arrangement or practice to which it is a party, has been the subject of any investigation or inquiry by any governmental, administrative or regulatory body nor, so far as the Sellers are aware, are there any circumstances which might give rise to the same.

M.6                          So far as the Sellers are aware, the Company has not manufactured, sold or supplied products which are, or were, or will become, in any material respect faulty or defective or which do not comply in any material respect with any warranties or representations expressly or impliedly made by the Company or with all regulations, standards and requirements applicable in respect thereof.

M.7                          The Company is not subject to any liability or obligation (save as may be implied by law) to service, repair, maintain, replace or take back any goods supplied by it.

N.            Employees

N.1                             The basis of the remuneration payable to officers, employees and agents (if any) of the Company at the date hereof whether under a contract of service, a contract for services or otherwise is the same as that in force at the Balance Sheet Date and the Company is under no contractual or other obligation to increase the rates of remuneration of or make any bonus or incentive or other similar payment to any of its officers, employees or agents at any future date.  There are no amounts owing to any employee other than remuneration accrued due or reimbursement of business expenses.

N.2                             There are no employees of the Company employed under contracts of service which cannot be terminated on three months’ notice or less without payment of compensation (other than the statutory rights to payments of compensation under the Employment Statutes).

N.3                             So far as the Sellers are aware, in respect of all present and former officers and employees of the Company the Employment Statutes have been duly complied with.

N.4                             True and complete particulars of the total numbers of full-time and part-time employees as at the Completion Date are specifically disclosed in the Disclosure Letter.

N.5                             The Company is not liable to make any payment to any employee or former employee by way of damages (whether for breach of contract or otherwise) or compensation for loss of office or employment or for redundancy, protective awards, wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or reengagement of any employee or for any other liability accruing from the termination of any contract of service or for services.

N.6                             No past employee has a statutory right of return to work or has or may have a right to be reinstated or reengaged.

N.7                             The Company is not engaged or involved in any dispute arising out of, affected by or otherwise relating to the provisions of the Employment Statutes, and there are no circumstances known to the Sellers which could give rise to any such dispute.

N.8                             There has not during the past three years been any actual or threatened strike, work stoppage, work to rule, lock out or overtime ban which has materially disrupted the Company’s business nor has there been any material adverse change in relations with employees or their representatives.

N.9                             No trade union is recognised by the Company for any purpose whatsoever.

N.10                       There is no arrangement in force between the Company and any of the employees in relation to the payment of trade union subscriptions for membership directly from the employees’ salary.

O.            Pensions

O.1                             Apart from under the Sellers’ Schemes the Company has no obligation (actual or contingent and whether legally enforceable or not) to provide or contribute to the provision of any relevant benefit (as defined in section 612 ICTA 1988, but without the exception of benefits payable solely by reason of accident) or like benefit for or in respect of any of the employees and officers or former employees and former officers of the Group nor has any proposal been announced to establish or contribute to any arrangement providing such benefits.

O.2                             Complete and accurate particulars of the Sellers’ Schemes are set out in the Disclosure Letter, including (without limitation) true and complete copies or particulars of each deed, document, resolution, action, practice or other matter which in relation to the Sellers’ Schemes confers or describes any actual, prospective or contingent right to benefits thereunder.

O.3                             The Disclosure Letter contains a list of all of the employees and officers of the Group who are members of or have any rights to benefits under the Sellers’ Schemes.

O.4                             The Disclosure Letter includes complete and accurate data pertaining to the benefits payable or prospectively or contingently payable under the Executive Plans to and in respect of Mr D. Greenman and Mr G.K. Naisbitt.

O.5                             No discretion or power under the Sellers’ Scheme has been exercised by the trustees or administrators or the Company or any other party and there is no obligation to do so in respect of any of the employees, former employees or officers or former officers of the Group.

O.6                            All amounts due to the trustees or administrators or insurers of the Sellers’ Schemes from the Group or otherwise in respect of any of the employees or former employees or officers or former officers of the Group have been paid.

O.7                            The Sellers’ Schemes are approved as exempt approved schemes (within the meaning of Chapter I or Chapter IV of Part XIV ICTA 1988) and nothing has been done or omitted to be done which will or may result in the Sellers’ Schemes ceasing to be exempt approved schemes.

O.8                            There is in force, in respect of the Executive Plans, a contracting-out certificate in relation to the Group and nothing has been done or omitted to be done which will or may result in any contracting-out certificate being cancelled, surrendered or varied.

O.9                             There are no actions, claims or suits (other than routine claims for benefits) outstanding, pending or threatened against the trustees or administrators of the Sellers’ Schemes or against the Group in respect of any act, event or omission or other matter arising out of or in connection with the Sellers’ Schemes or otherwise in relation to the provision of any relevant benefit (as defined in paragraph O.1) and the Seller is not aware of any circumstance which may give rise to such a claim.

O.10                       The Sellers’ Schemes have at all times been operated in accordance with their governing documentation and in accordance with all applicable laws and regulatory requirements (including, without limitation, the requirements of Article 141 of the Treaty establishing the European Community relating to equal benefits and admission to membership).

O.11                       No event has happened which either has led or will lead to the Sellers’ Schemes being wound up.

O.12                       The Money Purchase Plan and the Executive Plans only provide and since 1 March 2002 (in the case of the Executive Plans) have only ever provided money purchase benefits.

O.13                       There is no funding deficit in respect of the final salary benefits promised to Mr D. Greenman and Mr G.K. Naisbitt under the Executive Plans.

O.14                       The Group has complied in full with its obligations under Welfare Reform and Pensions Act 1999 to designate a stakeholder scheme for its relevant employees (as that term is defined in section 3(9) of the above-mentioned Act).

P.            Finance

P.1                               Other than sums due to suppliers and otherwise in the normal course of business, the Company has no borrowings or indebtedness.

P.2                               The Company has not discounted or factored its debts.

P.3                               The Company does not own the benefit of any debt (whether present or future) other than debts accrued to it in the ordinary course of its business.

P.4                               The Company has no outstanding Encumbrance granted in relation to any former borrowings or indebtedness nor has it agreed to create any Encumbrance or entered into or agreed to give or enter into any guarantee, suretyship, indemnity or similar commitment or agreement.

Q.            Grants, etc

The Company is not subject to any arrangement for the receipt or repayment of any grant, subsidy or financial assistance from any government department or agency or any local or other authority; and if it is so subject, the Company has not done, or omitted to do, anything which could result in any such grant, subsidy or payment received or receivable by it becoming repayable or being withdrawn or withheld.

R.            Consequences of this Deed

R.1                              So far as the Sellers are aware, the acquisition of the Shares by the Purchaser or the compliance with the terms of this Deed:

(a)                                 will not cause the Company to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with the Company not to continue to do so on the same basis as previously;

(b)                                will not relieve any person of any obligation to the Company (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any right whether under an agreement with or otherwise in respect of the Company;

(c)                                 will not result in any present or future indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity; and

(d)                                will not give rise to or cause to become exercisable any right of pre-emption.

R.2                              No one is entitled to receive from the Company any finder’s fee, brokerage, or other commission in connection with the purchase by the Purchaser of the Shares.

S.            Completeness of disclosure and projections

S.1                               The responses contained in the Due Diligence Checklist are true and complete and have where necessary been supplemented in the light of changing circumstances and (so far as the Sellers are aware) there is no matter or fact which has not been disclosed which renders any such information untrue or misleading.

T.            Information technology

In this paragraph T:

“Bespoke Software” means any software developed wholly or partly by employees of the Company or commissioned by the Company;

“Services” means computer and telecommunications-related services, including all arrangements for the provision of data processing; and

“Systems” means the computer systems, computer software and hardware, telecommunications systems, network infrastructure and related equipment used in the business of the Company.

T.1                              The Systems are of sufficient quality, capacity and processing power to carry out (in conjunction with the Services currently provided to the Company) the current data processing and telecommunications requirements of the Company, in each case in a proper and efficient manner.  All material components of the Systems are properly documented and covered by appropriate maintenance and disaster recovery agreements.  No material part of the Systems is currently, or has in the 12 months prior to the date of this Deed, been inoperative or prone to material malfunction or error.

T.2                              Reasonable precautions have been taken to preserve the security and integrity of the Systems and there has not in the three years prior to Completion been any material, unauthorised modification of any software or data in the Systems or any fraud committed by use or abuse of the Systems.  So far as the Sellers are aware the Systems contain no viruses or any code calculated to adversely affect any software or data.

T.3                              In the 12 months prior to the date of this Deed there has been no material failure by the Company or any other person to meet or comply with the service levels relating to:

(a)                                 the Systems; or

(b)                                any Services provided by the Company to any person.

T.4          The Company has no Bespoke Software.

T.5                              There is no electronic or digital signature used in the business of the Company.

T.6                              The Systems will in all respects correctly process and recognise the currency exchange changes and related aspects of European Monetary Union (“EMU”) and will in all material respects comply with the conversion parameters necessitated by EMU, including, without limitation, the ability to hold accounting information in more than one currency.

U.            Data protection warranties

In this paragraph, “Data Protection Legislation” means all statutes, existing instruments, common law, regulations, directives, codes of practice, decisions, recommendations and the like (whether in the United Kingdom or the European Union or any other relevant jurisdiction) with which the Company is legally obliged to comply concerning the protection and/or processing of personal data.

U.1                             So far as the Sellers are aware, the Company has materially complied with all relevant requirements of the Data Protection Legislation.

U.2                             The Company has not at any time received any notice or allegation from the Information Commissioner, any similar regulatory authority or any tribunal or court in any jurisdiction or any other person alleging non-compliance with Data Protection Legislation in any jurisdiction or requiring the Company to change, cease using, block or delete any personal data or prohibiting the transfer of personal data to any place.

U.3                             The Company has not received any notice or allegation from a data subject or any other person claiming the right to compensation under any Data Protection Legislation.

V.            Trust related warranties

V.1          The Trustees have full power and authority and have taken all action necessary to execute and deliver and to exercise their rights and perform their obligations under this Deed and each of the documents mentioned herein to which they are a party and this Deed constitutes valid and binding obligations on each of them in accordance with its terms.

V.2          The Trustees are entitled to sell and transfer with full title guarantee the Shares set opposite their respective names in schedule 1 column 2 to the Purchaser.

Schedule 4

Tax Covenant and Warranties

Part A - Definitions and Tax Covenant

1.                                      Definitions

In this schedule:

“Accounts Relief” means any Relief taken into account in computing and so reducing or eliminating any provision for Tax (including deferred Tax) which appears in the Approved Final Balance Sheet or which was taken into account in the Approved Final Balance Sheet as an asset;

“ACT” means advance corporation tax within the meaning of section 14 of the ICTA 1988;

“CAA” means the Capital Allowances Act 2001 and references to provisions therein include references to the corresponding provisions in the Capital Allowances Act 1990;

“Code” means the United States Internal Revenue Code of 1986, as amended through the date hereof;

“Demand” means any document issued or any claim made or action taken whether before or after the date hereof by or on behalf of any person, authority or body whatsoever (whether of the United Kingdom or elsewhere in the world) from which it appears to the Purchaser or the Company that the Company has or may have a Tax liability;

“Event” means any transaction, act, event or omission of whatever nature;

“FA” means Finance Act;

“Group Relief” means:

(a)                                 relief the subject of a surrender or claim pursuant to Chapter IV of Part X of the ICTA 1988;

(b)                                advance corporation tax the subject of a surrender or claim pursuant to section 240 of the ICTA 1988; and

(c)                                 any tax refund the subject of a surrender or claim pursuant to section 102 of the FA 1989;

“Instalment Regulations” means the Corporation Tax (Instalment Payments) Regulations 1998;

“Overprovision” means the amount by which any provision in the Approved Final Balance Sheet relating to Tax (other than a provision for deferred Tax) is overstated (except to the extent that such overstatement results from the utilisation of an Accounts Relief or Post-Completion Relief), applying the accounting policies, principles and practices adopted in relation to the preparation of the Approved Final Balance Sheet (and ignoring the effect of any change in law made after Completion);

“Post-Completion Relief” means any Relief which arises to the Purchaser or to the Company as a consequence of any Event occurring or from income, profits or gains arising after Completion;

“Purchaser’s Tax Group” means the Purchaser and any other company or companies which either are or become after Completion, or have within the seven years ending at

Completion, been treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser for any Tax purpose;

“Regulations” means the Value Added Tax Regulations 1995;

“Relief” means any relief, allowance, deduction in computing profits, credit or right to repayment of Tax (including repayment supplement or interest thereon) granted by or pursuant to any legislation or otherwise for Tax purposes whether of the United Kingdom or elsewhere in the world;

“Tax” or “Taxes” means any and all forms of taxes, fees, levies, duties, tariffs, imposts, contributions and other charges of any kind (together with any and all interest, penalties, fines, charges, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority anywhere in the world or arising under any tax law or agreement, including without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, disability, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, deductions, ad valorem, stamp, transfer, value added, or gains taxes, license, registration and documentation fees; and customs’ duties, tariffs, and similar charges and whether directly or primarily chargeable against recoverable from or attributable to the Company or any other person;

“VAT” means value added tax; and

“VATA” means the Value Added Tax Act 1994.

1.2                                References to income or profits or gains shall include any other measure by reference to which Tax is computed.

1.3                                References to income or profits or gains earned, accrued, arising or received by any person shall include income or profits or gains which are for the purposes of any Tax treated as earned, accrued, arising to or received by such person.

1.4                                References to income or profits or gains earned, accrued, arising or received on or before a particular date (including, without limitation, Completion) or in respect of a particular period shall include income or profits or gains which are for the purposes of any Tax treated as earned or accrued, arising or received on or before that date or in respect of that period.

1.5                                References to the occurrence of Events on or before a particular date (including, without limitation, Completion) or in respect of a particular period shall include Events which are for the purposes of any Tax treated as having occurred or existed at or before that date or in respect of that period.

1.6                                References to the occurrence of any Event on or before Completion shall include the combined result of two or more Events the first of which shall have occurred (or pursuant to this paragraph shall be treated as having occurred) on or before Completion and was not in the ordinary course of business of the Company and the second or subsequent one or more of which occurs after Completion and was or were in the ordinary course of business of the Company.

1.7                                References to any Tax liability of the Company shall include among others:

(a)                                 liabilities of the Company to make payments of or in respect of Tax;

(b)                                the denial, loss, use or set off in whole or in part of any Accounts Relief;

(c)                                 the use or setting off in whole or in part against income, profits or gains earned, accrued, arising or received on or before Completion, or Tax thereon, of any Post-Completion Relief.

1.8                                References to the “Claimant” are references to whichever of the Purchaser or its successors in title or assigns is making a claim or receiving a payment pursuant to this schedule.

1.9                                References in this schedule to paragraphs are to paragraphs in Part A of this schedule unless otherwise stated.

1.10                          References in this schedule to the “Company” shall mean and include references to the Company and each of the Subsidiary Undertakings separately as if each Subsidiary Undertaking was referred to expressly in place of the Company.

2.             Covenant

2.1                                Subject as hereinafter expressly provided, the Sellers hereby jointly and severally covenant on behalf of themselves and their respective legal personal representatives, with effect from Completion, to pay to the Purchaser an amount equal to:

(a)                                 any Tax liability or payments on account of Tax imposed on or payable by the Company which arises whether before, on or after Completion (including Completion itself), by reference to an Event occurring (or deemed to occur for the purposes of any Tax) or income profits or gains earned, accrued or received on or before Completion;

(b)                                any inheritance tax which:

(i)                                     is at Completion a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or

(ii)                                  after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company, being a liability in respect of additional inheritance tax payable on the death of any person within seven years after a transfer of value, and in determining for the purposes of this paragraph 2.1(b) whether a charge on or power to sell, mortgage or charge any of the shares or assets of the Company exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded, and such Tax shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises, and the provisions of section 213 of the Inheritance Tax Act 1984 shall not apply thereto;

(c)                                 any Tax liability of the Company in respect of Tax for which the Company is not primarily chargeable, which arises by reference to an Event occurring (or deemed to occur for the purposes of any Tax) or income profits and gains earned, accrued or received on or before Completion and which arises in consequence of the failure to discharge such liability on the part of any company which has at any time (whether before or after Completion) been a member of a group (as defined from time to time for any Tax purposes) of which the Company has at any time prior to Completion been a member and, including, without limitation, any Tax liability arising to the Company pursuant to section 767A or 767AA of the ICTA, section 190 of the TCGA or section 132 of the Finance Act 1988;

(d)                                all costs and expenses properly incurred by the Purchaser and the Company in connection with any such Tax liability of the Company, or Demand from which it appears to the Purchaser or the Company that any such Tax liability may arise or has arisen, or in taking or defending any action under this Tax Covenant;

(e)                                 any liability to pay for Group Relief or to repay, in whole or in part, any payment previously made for Group Relief pursuant to any arrangement or agreement entered into prior to Completion to the extent that such liability is not provided for as a liability in the Approved Final Balance Sheet;

(f)                                   the loss of the right to receive any payment for Group Relief to the extent that such right to payment is provided for as an asset in the Approved Final Balance Sheet;

(g)                                any Tax liability of the Company arising directly or indirectly by reference to any of the Restructuring Documents including but not limited to:

(i)                                     any Tax liability of the Company arising from the sale and purchase of the equipment business of Concoat Limited as set out in paragraph 4 of schedule 9 not being considered to have been entered into at arms’ length, or from the apportionment of the consideration thereunder;

(ii)                                  any Tax liability of the Company arising from the transfer of the entire issued share capital in Concoat Systems Limited from Concoat Holdings Limited to Mr A.W. Naisbitt as set out in paragraph 1 of schedule 9 not being considered to have been entered into at arms’ length;

(h)                                any increased Tax liability arising in the Company as a result of the Company being considered to have one or more associated companies for the purposes of s. 13 ICTA 1988 in the accounting period ending 31 March 2005;

(i)                                    any deferred tax liability in the Company as at the date of Completion to the extent that such deferred tax liability is not provided for as a liability in the Approved Final Balance Sheet;

(j)                                    any Tax liability arising in the Company as a result of payments made by Concoat Limited to Multicore Solders Limited and/or Multicore Solders (S) PTE Limited under an Asset Purchase Agreement entered into by those parties and Henkel KGaA not being deductible for the purposes of calculating the profits of the Company for corporation tax purposes.

2.2                                For the purposes of this Tax Covenant the amount of a Tax liability of the Company falling within paragraph 1.7(b) or 1.7(c) of this schedule shall be taken to be as follows:

(a)                                 in the case of a Tax liability within paragraph 1.7(b):

(i)                                     where such Accounts Relief is a right to repayment of Tax, the amount of the Relief so denied, lost, used or set off;

(ii)                                  where such Accounts Relief is a deduction from or set off against income, profits or gains, or Tax thereon, the Tax that would otherwise have been saved for the accounting period in which the Accounts Relief arose but for such denial, loss, use or set off; or

(iii)                               if in such accounting period no Tax would otherwise have been saved because of an insufficiency of income, profits or gains, or Tax thereon, against which such Accounts Relief could have been offset, the Tax that would otherwise have been saved for the accounting period or periods in which income, profits or gains, or Tax thereon, arises or arose, against which such Accounts Relief could have been offset but for such denial, loss, use or set off,

and in the case of either of sub-paragraphs 2.2(a)(ii) or 2.2(a)(iii) above, on the assumption that the Accounts Relief in question would have been offset in priority to any other Relief available in such period or periods; and

(b)                                in the case of a Tax liability within paragraph 1.7(c), the amount of Tax for which the Company would, but for such use or setting-off, have been liable and in respect of which a claim could have been made against the Sellers under this Tax Covenant.

3.             Limitations and exclusions

3.1                                The Sellers shall not be liable under the Tax Covenant or the Tax Warranties in respect of any Tax liability of the Company (or in respect of any costs and expenses arising therefrom under paragraph 2.1(d)):

(a)                                 unless the Purchaser has served on the Sellers a written notice giving such details of the claim as the Purchaser then has on or before the later of (i) the seventh anniversary of Completion or (ii) (in respect only of a Tax liability arising under the Code) 180 days following the assessment of such Tax liability by the relevant taxing authority; or

(b)                                to the extent that provision or reserve was made in the Approved Final Balance Sheet in respect of such Tax liability, or to the extent that payment or discharge of such Tax liability was taken into account therein;

(c)                                 (except in relation to any Tax liability arising in respect of the Tax accounting period in which Completion occurs that is referable to an Event occurring (or deemed to occur for the purposes of any Tax) or of income profits or gains earned, accrued or received on or before Completion) to the extent that such Tax liability arises or is increased by reason of the imposition of or increase in the rates of Tax as a consequence of any change occurring after Completion in law, or in published practice or concession of general application, whether or not the change purports to have retrospective effect, which was not announced before Completion;

(d)                                to the extent that it would not have arisen but for a change of accounting policy or practice of the Company after Completion, including without limitation a change in the accounting reference date of the Company, save for a change to comply with generally accepted accounting practice in the UK or where relevant with international financial reporting standards;

(e)                                 to the extent that it would not have arisen but for a voluntary act of the Purchaser (or person deriving title from it) or the Company after Completion (which, for the avoidance of doubt, shall not include the presentation for stamp duty or transfer Tax purposes of any document where discharge of such stamp duty or transfer Tax is necessary to effect registration in respect of the holding of an asset or to establish title to an asset or to produce the relevant instrument as evidence in civil proceedings or in a hearing before an arbitrator or a referee) which the Purchaser knew would give rise to the Tax liability, unless such act was carried out:

(i)                                     pursuant to an obligation of the Company incurred prior to Completion; or

(ii)                                  in compliance with any law, regulation or request of any competent authority for Tax purposes; or

(iii)                               with the agreement or at the request of the Sellers or any of them; or

(iv)                              in the ordinary course of business of the Company or the Purchaser;

(f)                                   to the extent that the Purchaser is fully compensated for the relevant Tax Liability or costs and expenses under any other provision of this Agreement;

(g)                                to the extent that the income, profits or gains giving rise to a Tax liability under paragraph 2.1 have actually accrued to the Company on or before Completion in accordance with generally accepted accounting practice in the United Kingdom and have not been taken into account in the Approved Final Balance Sheet;

(h)                                to the extent that the Tax liability would not have arisen but for:

(i)                                     (with the exception of any elections with respect to the Company pursuant to section 338(g) of the Code) the making of a claim, election, surrender or disclaimer or the giving of a notice or consent, after Completion, by the Purchaser or the Company, unless such act was carried out:

(1)                                 pursuant to an obligation of the Company incurred prior to Completion; or

(2)                                 in compliance with any law, regulation or request of any competent authority for Tax purposes; or

(3)                                 with the agreement or at the request of the Sellers or any of them; or

(4)                                 in the ordinary course of business of the Company or the Purchaser,

or

(ii)                                  the failure or omission on the part of the Company or Purchaser to make such valid claim, election, surrender or disclaimer or to give any such notice or consent in circumstances where the making or giving of which was taken into account in the preparation of the Approved Final Balance Sheet and notified in writing to the Purchaser prior to Completion;

(i)                                    in respect of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Shares pursuant to this Agreement;

(j)                                    to the extent that the Tax liability arises as a result of the failure of the Purchaser or the Company to comply to a material extent with its obligations contained in paragraph 4, 6 or 8 of this Tax Covenant;

(k)                                 to the extent that the Tax liability arises or is increased as a result of the Company becoming a member of the Purchaser’s Tax Group.

3.2                                The limitations set out in paragraph 3.1(a) on the liability of the Sellers in relation to claims under this Tax Covenant or the Tax Warranties shall not apply to any claim which involves substantiated allegations, made by any competent authority for Tax purposes, of any fraudulent act or omission or of any wilful default on the part of the Company or the Sellers prior to Completion.

4.             Manner of making and conduct of claims

4.1                                If the Purchaser or the Company shall become aware of any Demand which appears to the Purchaser to be relevant for the purposes of this Tax Covenant or the Tax Warranties the Purchaser shall as soon as reasonably practicable (and in any event within 14 days thereafter) give notice thereof to the Sellers setting out reasonable details of the Demand

(including so far as practicable reasonably sufficient details of such claim, the due date for payment and the amount of the claim under the Tax Covenant or the Tax Warranties in respect thereof).  If the Purchaser fails to give the Sellers prompt notice of a Demand as required by this Section 4.1, then the Sellers shall not have any obligation to indemnify for any loss arising out of such Demand to the extent that the loss is increased as a result of the Sellers being precluded by the failure to give prompt notice from contesting the Demand in both the administrative and judicial forums.

4.2                                If the Sellers shall, within 14 days of the date of any notice given to them under paragraph 4.1 of any such Demand, jointly and severally indemnify and secure the Purchaser and the Company to the Purchaser’s reasonable satisfaction against all losses, costs, interest, damages and expenses and any further liability to Tax which may be incurred thereby, then the Purchaser shall procure that the Company will (except in a case where fraudulent conduct or wilful default is alleged by any Tax authority) take such action as the Sellers may reasonably and promptly by written notice request to avoid, dispute, resist, appeal or compromise any Demand; provided that where the Tax liability which is the subject of the Demand has to be paid before an appeal can be made or before any other action requested by the Sellers can be taken, the Purchaser shall not be obliged to procure the Company to take any such action until the Sellers shall have paid to the Purchaser, for the purpose of discharging the Tax liability, an amount equal to the said liability, and in connection with any action so requested by the Sellers:

(a)                                 the appointment of solicitors and other professional advisers to the Company shall be subject to the prior written approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

(b)                                the Sellers shall ensure that no correspondence, pleading or other document is sent, transmitted, issued, entered into or in any way published in connection with the relevant Demand by the Sellers or their advisers without the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

(c)                                 the Sellers shall submit no computations or returns, nor make any settlement or compromise of the subject matter of the Demand, nor agree any matter in the conduct of any dispute in relation thereto which is likely to affect the amount of the Demand, or the future liability of the Company to Tax, without the prior written approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

(d)                                if any dispute arises between the Purchaser and the Sellers as to whether any Demand should at any time be settled in full, or contested in whole or in part, such dispute shall be referred for determination to a Barrister, of at least ten years call at the English Bar with relevant experience, appointed by agreement between the Purchaser and the Sellers or (if they do not agree) upon the application by either party to the President for the time being of The Law Society, whose determination shall be final.  The Barrister so appointed shall be asked to advise whether, in his opinion, (acting as an expert and not as an arbitrator), an appeal against the Demand would, on the balance of probabilities, be likely to succeed and shall be instructed, if the dispute relates to a Demand issued by a Tax authority outside the United Kingdom, to obtain such advice from professional advisers of the relevant jurisdiction as he thinks necessary in order to arrive at his opinion, and also to determine how the costs of obtaining his opinion should be allocated between the parties hereto.  If, but only if, such opinion is in the affirmative shall an appeal be made and that Demand not then settled.  Any further dispute arising between the parties as to whether any further appeal should be pursued following determination of an earlier appeal (whether or not in favour of the Company) shall be resolved in a similar manner; and

(e)                                 save as otherwise expressly provided herein, the Purchaser shall give and shall procure that the Company shall give the Sellers all reasonable co-operation and assistance for the purposes of taking such action as aforesaid.

4.3                                If the Sellers do not request the Purchaser to take any action within 14 days as aforesaid, or the Purchaser and the Company shall not be indemnified at any time and secured as provided in paragraph 4.2 or Counsel shall advise (on the balance of probabilities pursuant to paragraph 4.2(d)) that an appeal against the relevant Demand is not likely to succeed, or the Sellers otherwise fail to fulfil their obligations hereunder, the Purchaser and the Company shall be free to take such action in relation to the Demand as it or they may in its or their absolute discretion think fit.

5.             Payment of claims

5.1                                Payments by the Sellers pursuant to the Tax Covenant shall be made in cleared and immediately available funds on the days specified in paragraph 5.2 below.

5.2                                The days referred to in paragraph 5.1 are as follows:

(a)                                 if the Tax liability giving rise to a claim under this Tax Covenant involves an actual payment of Tax by the Company, the day which is the later of five Business Days after demand is made therefor by or on behalf of the Claimant, and three Business Days before the date on which that Tax becomes due and payable to the relevant Tax authority;

(b)                                if the Tax liability giving rise to a claim under this Tax Covenant does not involve an actual payment of Tax:

(i)                                     if involving the denial, loss, use or setting off in whole or in part of an Accounts Relief which is a right to repayment of Tax, the day which is the later of five Business Days after demand is made therefor by or on behalf of the Claimant, and the day on which such Tax would otherwise have been repaid;

(ii)                                  if involving the denial, loss, use or setting off of any other Accounts Relief within paragraph 2.2(a), the day which is the later of five Business Days after demand is made therefor by or on behalf of the Claimant, and the day on which the Tax that would otherwise have been saved becomes due and payable to the relevant Tax authority;

(iii)                               if involving the use or setting-off of any Post-Completion Relief within paragraph 2.2(b) the day which is the later of five Business Days after demand is made therefor by or on behalf of the Claimant, and the day on which the Tax saved thereby would otherwise have become due and payable to the relevant Tax authority;

(c)                                 if involving a payment for, or repayment of a payment for, Group Relief, the day which is the later of five Business Days after demand is made therefor by or on behalf of the Claimant, and three Business Days before that payment or repayment is due and payable;

(d)                                in any other case, five Business Days after the date on which demand is made therefor by or on behalf of the Claimant.

5.3                                For the purposes of this paragraph 5, the date on which an amount of corporation tax (the “Corporation Tax”) does or would become due and payable by a company, being the Company or the Purchaser (the “Relevant Company”), shall be determined to be:

(a)                                 in any accounting period of the Relevant Company ending on or after 1 July 1999 in which the Relevant Company is a “large company” within the meaning of the Instalment Regulations, the date or dates upon which the Corporation Tax would be provided to be due and payable by Regulations 4 and 5 of the Instalment Regulations on the assumption that the Corporation Tax payable by the Relevant Company is the “total liability” of the Relevant Company for that period within the meaning of the said Regulations 4 and 5; or

(b)                                in any other accounting period of the Relevant Company, the date which is nine months following the end of the accounting period.

5.4                                For the purposes of this paragraph 5, references to the day on which an amount of Tax which is not UK Corporation Tax becomes due and payable to the relevant Tax authority shall be the last day on which such Tax may by law be paid without incurring any penalty or liability for interest in respect thereof.

6.             Tax returns and computations

6.1                                Without prejudice to paragraph 4, the Sellers or their duly authorised agents shall be responsible for, and have the conduct of preparing, submitting to and agreeing with the relevant Tax authorities all Tax returns and computations of the Company, including (without limitation) claims and/or surrenders by way of Group Relief, for all Tax accounting periods of the Company ending on or before Completion and in connection therewith:

(a)                                 all returns, computations, documents and substantive correspondence relating thereto shall be submitted in draft form by the Sellers to the Purchaser or their respective duly authorised agents for comment;

(b)                                the Purchaser or its respective duly authorised agent shall comment within 21 days of such submission but if the Sellers have not received any comments within 21 days, the Purchaser and their respective duly authorised agents shall be deemed to have approved such draft documents;

(c)                                 the Sellers shall take into account all reasonable comments and suggestions made by the Purchaser or its respective duly authorised agents;

(d)                                the Sellers and the Purchaser shall each respectively afford (or procure the affordance) to the other or their duly authorised agents of information and assistance which may reasonably be required to prepare, submit and agree all such outstanding Tax returns and computations;

(e)                                 the Sellers and the Purchaser shall as soon as practicable deliver to each other copies of all correspondence sent to or received from any Tax authority;

(f)                                   the Purchaser undertakes to procure that the Company shall at the request of the Sellers sign and submit to the relevant Tax authority all such notices of claim, surrender or consent to surrender (including provisional or protective notices of claim, surrender or consent to surrender in cases where any relevant Tax computations have not yet been agreed) and all such other documents and returns as the Sellers shall reasonably request to give effect to the foregoing provisions provided that the Purchaser shall not be obliged to procure that the Company sign and submit any document which in its reasonable opinion it considers to be wrong, misleading or inaccurate in any material respects.

6.2                                The provisions of paragraph 6.1 (other than paragraph 6.1(f)) shall apply in respect of the Tax accounting period of the Company in which Completion falls as if the word “Sellers” reads “Purchaser” and the word “Purchaser” reads “Sellers” PROVIDED THAT the Sellers shall not have any right to comment on or to receive copies of correspondence in relation to any matter which relates solely to an Event or Events occurring after Completion and which does not affect the liability of the Sellers under this Tax Covenant.

7.             No witholdings, etc

7.1                                All sums payable by the Sellers under this agreement shall be paid free of and without any rights of counterclaim or set off, and without deduction or withholding on any ground whatsoever, save only as may be required by law.  If any such deduction or withholding is required by law the Sellers shall be obliged to pay to the Claimant such amount as will ensure that, after any such deduction or withholding has been made, the Claimant shall have received a sum equal to the amount that the Claimant would otherwise have received in the absence of any such deduction or withholding.

7.2                                If any competent authority for Tax purposes charges to Tax any sum paid (the “original payment”) to the Claimant hereunder the Sellers shall be obliged to pay to the Claimant such additional amount (the “additional payment”) as will ensure that, after the payment of the Tax so charged on the original payment and any Tax chargeable on the additional payment, there shall remain a net sum equal to the amount of the original payment, such additional payment to be paid five Business Days after the Claimant has served notice that Tax on the original payment has become due and payable, or would have become due and payable but for the availability of a Post-Completion Relief or Accounts Relief.

8.             Corresponding savings and refunds

8.1                                If any Tax liability which has resulted in a payment having been made by the Sellers under this Tax Covenant or for breach of any of the Tax Warranties has given rise to a Relief (other than an Accounts Relief) for the Company or the Purchaser which would not otherwise have arisen, then:

(a)                                 the Purchaser shall procure that full details of such Relief are given to the Sellers as soon as reasonably practicable; and

(b)                                to the extent that the liability of the Purchaser or the Company to make an actual payment of or in respect of Tax is reduced by reason of such Relief from the amount that such liability would have been but for the availability of such Relief, the Purchaser, if so requested by the Sellers, shall, on the date when the Purchaser or the Company would have been under an obligation to pay the Tax liability so reduced make a repayment to the Sellers of an amount equal to the lower of the amount by which such liability is so reduced and the amount of the payment referred to at the beginning of this paragraph 8.1 made by the Sellers.

8.2                                If the Sellers at any time pay to the Purchaser an amount pursuant to a claim under this Tax Covenant or under the Tax Warranties and the Purchaser or the Company is or becomes entitled to recover from some other person (other than the Company or the Purchaser, but including any Tax authority) any sum in respect of the matter giving rise to such claim (other than by reason of any Accounts Relief or Post-Completion Relief), the Purchaser will notify the Sellers of its entitlement as soon as reasonably practicable after becoming aware of such entitlement and, if so required by the Sellers, will (and will procure that the Company will), at the cost of the Sellers and upon the Sellers providing security to the reasonable satisfaction of the Purchaser against all costs, losses or damages, which may thereby be incurred, take all reasonable steps to enforce such recovery (provided that the Company and the Purchaser shall not be obliged to take any action which they reasonably consider to be prejudicial to their material commercial interests), keeping the Sellers fully informed of the progress of any action taken and providing them with copies of all relevant correspondence and documentation, and such Purchaser shall promptly following such recovery repay to the Sellers the lesser of:

(a)                                 to the extent that the sum recovered relates to the matter giving rise to such claim, the sum so recovered by such Purchaser or the Company from such other person (including sums recovered in respect of costs and any interest or repayment supplement received in respect of the sum recovered (to the extent that the interest or repayment supplement relates to the period since the payment by the Sellers to the Purchaser), but less any costs of recovery not previously reimbursed and less any Tax chargeable on the sum recovered); and

(b)                                the amount referred to above paid by the Sellers to such Purchaser.

8.3                                Where the lesser sum is that described under paragraph 8.2(b), any balance shall be carried forward and set against any future liability of the Sellers to make payment under this Tax Covenant or for breach of any of the Tax Warranties.

9.             Overprovisions

9.1                                If, on or before the seventh anniversary of Completion, the auditors for the time being of the Company certify (at the request and expense of the Sellers) that any provision for Tax in the Approved Final Balance Sheet has proved to be an Overprovision, then:

(a)                                 the amount of any Overprovision shall first be set off against any payment then due from the Sellers under this Tax Covenant;

(b)                                to the extent that there is an excess, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers under this Tax Covenant or the Tax Warranties (and not previously refunded under this Tax Covenant) up to the amount of such excess; and

(c)                                 to the extent that such excess as referred to in paragraph 9.1(b) is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Sellers under this Tax Covenant or the Tax Warranties.

9.2                                After the Company’s auditors have produced any certificate under this paragraph 9, the Sellers or the Purchaser may, at any time before the seventh anniversary of Completion and at the cost of the requesting party, request the auditors for the time being of the Company to review that certificate in the light of all relevant circumstances, including any facts of which they were not or it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether, in their opinion, the certificate remains correct or whether, in light of those circumstances, it should be amended.

9.3                                If the auditors make an amendment to the earlier certificate and the amount of the Overprovision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to the Sellers (as the case may be) as soon as reasonably practicable.

10.           Miscellaneous

10.1                          The Sellers, after the review and consent by the Purchaser, shall file such applications and documents as shall permit any Tax to be assessed and paid on or prior to Completion in accordance with any available pre-sale filing procedure. Each party to this Agreement shall execute and deliver all instruments and certificates necessary to enable each other party to comply with the foregoing.

10.2                          All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of Completion and, after Completion, the Company shall not be bound thereby or have any liability thereunder.

10.3                          From and after the date of this Agreement, the Sellers shall not without the prior written consent of the Purchaser (which may, in its sole and absolute discretion, withhold such consent) make, or cause or permit to be made, any Tax election not consistent with prior practices that would materially affect the Company.

10.4                          Nothing in this Agreement will preclude the Purchaser, or any of the direct or indirect shareholders of the Purchaser, from making elections with respect to the Company pursuant to section 338(g) of the Code.

Schedule 4

Tax Covenant and Warranties

Part B - Tax Warranties

The Sellers represent and warrant to the Purchaser that the statements contained in this schedule are correct and complete as of the date of this Agreement and will be correct and complete as of Completion:

1.             Accounts

All liabilities for Tax, whether actual, contingent, deferred, quantified, disputed or otherwise, of the Company measured by reference to income, profits or gains earned, accrued or received on or before the Balance Sheet Date, or arising in respect of an Event occurring on or before that date, are fully provided for or, as appropriate, disclosed in the Accounts to the extent required by the applicable financial reporting standard.

2.             Position since the Balance Sheet Date

Since the Balance Sheet Date:

(a)           the Company has not engaged in any transaction, and no Event has occurred, which has given rise or will give rise to a liability to Tax (or which, but for the availability of any Relief, would have given or would give rise to such a liability) other than Tax in respect of the normal income or receipts of the Company arising from transactions entered into by it in the ordinary course of business;

(b)           the Company has not made, or incurred any liability to make, any payment in excess of £5,000 which will not be deductible for the purposes of Tax on the income profits or gains of the Company;

(c)           no Event has occurred in relation to the Company:

(i)            that will or may give rise to a liability to Tax on the disposal (or deemed disposal) of capital assets; or

(ii)           to which the provisions of any enactment that has or may have the effect of substituting a different consideration from that actually payable or receivable apply; or

(iii)          that has or may have the effect of crystallising a liability to Tax that, had such Event been planned or predicted at the Balance Sheet Date, should have been reflected in the provisions for deferred tax contained in the Accounts; and

(d)           no accounting period of the Company for the purposes of any Tax has ended otherwise than by effluxion of time.

3.             Compliance

(a)           All necessary information, notices, returns, particulars, declarations, entries, claims for Reliefs, and computations have been properly and duly submitted on time by the Company to the relevant Tax authority and such submissions are true and accurate in all material respects, have been prepared on a proper basis, and are not the subject of any question or dispute nor so far as the Sellers are aware are likely to become the subject of any material question or dispute regarding liability or potential liability of the Company to any Tax or regarding the availability to the Company of any Relief.  All Taxes required to be shown on such returns and reports, or otherwise due, have been timely paid. No adjustment relating to such returns has been proposed formally or informally by any Tax authority and, to the knowledge of any Seller, no basis exists for any such adjustment. There are no pending or, to the knowledge of any Seller, threatened actions or proceedings for the assessment or collection of Taxes against the Company.

(b)           Except as disclosed in the Disclosure Letter, the Company has not in the past 7 years been the subject of any investigation, audit or disclosure by or involving any investigation unit of any Tax authority, and has not paid or become liable to pay any penalty, surcharge, fine or interest in respect of Tax, and so far as the Sellers are aware there are no circumstances that make it likely that the Company will, in the foreseeable future, be so subject, or will incur any such liability.  In addition, there are no requests for information by any Tax authority currently outstanding that could affect the Taxes of the Company.  There are no proposed reassessments of any property owned by the Company that could increase the amount of any Tax to which the Company would be subject. The Company does not have any income reportable for a period ending after Completion but attributable to a transaction (e.g., an instalment sale) occurring in or a change in accounting method made for a period ending on or prior to Completion which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction).

4.             The Disclosure Letter contains full details of all claims, withdrawals of claims, notifications, disclaimers or elections assumed to have been made for the purposes of the provisions or reserves for Tax included in the Balance Sheet that have not actually been made at the date hereof, and of any current agreements or arrangements between the Company and any Tax authority for its taxation on any concessionary basis (other than pursuant to published extra-statutory concessions).

5.             All Tax for which the Company is liable (in so far as such Tax ought to have been paid) has been paid, the Company has duly deducted all amounts from any payments from which Tax falls to be deducted at source, and has duly paid or accounted for such amounts to the relevant Tax authority.

6.             Residence/overseas activities

The Company is and has always been resident in the United Kingdom for the purposes of taxation and is not and has never been resident in any other jurisdiction, or carried on business through a branch, agency or permanent establishment situated outside the United Kingdom.  The Company has never been an agent or permanent establishment of any other person resident outside the United Kingdom. In addition, the Company is not subject to any accumulated earnings Tax penalty or personal holding company Tax or similar Tax.  The Company is not owned, directly, indirectly or by attribution, by a “United States person” (as defined under Section 7701(a)(30) of the Code).

7.             Secondary liabilities

(a)           The Company is not, and so far as any Seller is aware will not become, liable to pay any Tax or to be deprived of any Relief otherwise available to it, or to make reimbursement or indemnity in respect of any Tax, for which some other company or person is or was primarily liable.  The Company is neither a party to nor is bound by any Tax sharing agreement.

(b)           No charge, lien, security, interest, encumbrance or other third party right has arisen or, so far as the Sellers are aware, will arise over an asset of the Company in respect of unpaid Tax.

8.             Distributions, etc

The Company has not:

(a)           made any distribution or deemed distribution within the meanings of sections 209, 210 or 418 of the ICTA 1988 except as provided for in the Accounts;

(b)           repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its share capital; or

(c)           capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description, or otherwise issued or agreed to issue share capital otherwise than wholly for new consideration (as defined in section 254 of the ICTA 1988).

9.             Capital allowances

The aggregate book value of each of the assets of the Company, exclusive of any value attributable to an asset in excess of its cost, on which an entitlement to Industrial Building Allowances or other allowances in respect of capital expenditure has arisen under the CAA, in or adopted for the purposes of the Accounts, does not exceed the aggregate residue of expenditure or written down value attributable to such assets for the purposes of that Act, and the aggregate book value (exclusive of any value attributable to an asset in excess of its cost) of plant and machinery allocated to a pool of plant and machinery on which an entitlement to capital allowances has arisen under the CAA does not exceed the written-down value of the qualifying expenditure in respect of each such pool under that Act.

10.           Chargeable gains

(a)           The book value of each asset of the Company as shown in or adopted for the purposes of the Accounts (if such asset was owned at the Balance Sheet Date) or the value of the consideration actually given for each asset of the Company (if such asset was acquired since the Balance Sheet Date) is such that if the asset were disposed of at Completion at its book value as shown in or adopted for the purpose of the Accounts or for the value of the consideration actually given for it (as applicable) no chargeable profit or gain for Tax purposes would be incurred in respect of the asset.

(b)           No allowable loss which might accrue on disposal by the Company of any asset is liable to be reduced or eliminated, and no chargeable gain is liable to be created or increased, by virtue of any depreciatory transaction or reduction in value of that or any related asset for the purposes of any Tax imposed on the gain arising from the disposal of capital assets.

11.           Close company

The Company is not, nor has it been in respect of any accounting period ended within six years prior to the date of signing of this Agreement, a close company within section 414 of the ICTA 1988.

12.           Transfer pricing, thin capitalisation

All transactions, agreements and arrangements to which the Company has been a party have been and are on fully arm’s length terms. No notice or enquiry has been made by any Tax authority in connection with any such transactions, agreement or arrangements and no adjustment has been made by the Company or made or proposed by any Tax authority for Tax purposes to the terms on which any such transactions, agreements and arrangements are treated as taking place.

13.           Group relief, etc

(a)           The Disclosure Letter contains full details of all surrenders, transfers, claims and agreements for surrenders, transfers or claims for any amounts by way of Group Relief or for the surrender or transfer to or by the Company of any Relief, together with details of all payments for Group Relief, or for such surrender or transfer, made or received, in respect of any accounting period ended within six years prior to the date of signing this Agreement.

(b)           To the extent that the provision for Tax, including deferred tax, in the Accounts assumes that the Company will benefit from any such surrender, transfer or claim, it has the legally enforceable right to the relevant benefit, without any obligation to make any payment not provided for in the Accounts.  To the extent that the Accounts assume that the Company will receive payment for any such surrender, transfer or claim, it has the legally enforceable right to receive that payment, without any obligation to make any surrender, transfer or claim, the effect of which is not reflected in the Accounts.

14.           Consequences of leaving a group

No charge to Tax under section 179 of the TCGA or otherwise, and no contingent liability pursuant to section 179(6) of the TCGA, will arise in the Company as a result of entering into this Agreement, Completion, or any transfers of assets (within the meaning of the TCGA) to or from the Company within six years prior to the date of signing of this Agreement.  No elections under section 179A of the TCGA have been made by the Company within six years prior to the date of signing of this Agreement to reallocate any charge to Tax under section 179 of the TCGA.

15.           Tax clearances

(a)           The Disclosure Letter contains details of all transactions, schemes or arrangements in respect of which the Company has been a party or has otherwise been involved in respect of which it has made or at Completion will be entitled to make a statutory clearance application.

(b)           All clearances in respect of transactions for which any clearance or consent was obtained from any Tax Authority have been obtained on the basis of full and accurate disclosure of all material facts and considerations relating thereto, and all such transactions, schemes or arrangements have been implemented strictly in accordance with the terms of such clearances.

16.           VAT

(a)           The Company is separately registered for VAT purposes, and has never been treated as a member of a group, under section 43 of the VATA.

(b)           The Company:

(i)            makes no supplies other than taxable supplies for the purposes of VAT;

(ii)           obtains credit for all input tax paid or suffered by it;

(iii)          is not the grantor or grantee of any interest in land in respect of which an election has been made to waive exemption from VAT;

(iv)          has no interest in any capital items to which Regulation 113 of the Regulations applies or could apply; and

(v)           has not nor has it agreed to become an agent, manager or factor of, or fiscal representative of or for, any person not resident in its jurisdiction for the purpose of the relevant VAT legislation.

17.           Stamp duty, etc

17.1         All documents, which are necessary:

(a)           to establish the title of the Company to any asset; or

(b)           to enforce any rights and in respect of which any stamp duty or other similar tax is payable (whether as a condition to the validity, registrability or otherwise)

have been duly stamped.

17.2         No document to which the Company is a party or is interested which is outside the United Kingdom would attract stamp duty if it were brought into the United Kingdom.

17.3         The Company has duly paid all stamp duty reserve tax and stamp duty land tax for which it has at any time been liable.

17.4         The Disclosure Letter contains details of all land transactions, within the meaning of section 43 FA 2003, to which the Company has been a party in respect of which the Company may have future compliance obligations.

17.5         No liability under section 111 or section 113 FA 2002, or paragraph 3 or paragraph 9 of Schedule 7 FA 2003, will arise as a consequence of the execution or performance of this Agreement.

18.           Miscellaneous

In respect of the Company:

(a)           there are no Tax liens on any assets of the Company;

(b)           the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations of any Tax has not expired;

(c)           no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company;

(d)           the Company has not filed any elections with the US Internal Revenue Service nor filed any other claims or elections for US tax purposes;

(e)           the Company has not granted any option in respect of the share capital issued or to be issued by the Company; and

(f)            no liability to Tax will arise to the Company, directly or indirectly, by reference to or as a result of the Restructuring Documents having been entered into.

Schedule 5

The Properties

Freehold Properties

None

Leasehold Properties

Address	Title number and class of title	Use	Lease details

Unit 2C, Phase II Albany Park Industrial Estate, Frimley Road, Camberley, Surrey	SY520336		Date: 22 February 1983 Parties: Albany Commercial and Industrial Developments Limited (1) and Mobil Polymers International Limited (2)

Millfield House, Waterfront Business Park, Fleet Road, Fleet, Hampshire		B1 Office	Date: 23 August 2002 Parties: Helical (Fleet) Limited (1) Concoat Limited (2)

Unit 2C, Phase II Albany Park Industrial Estate, Frimley Road, Camberley, Surrey

1.             Lease dated 22 February 1983.

2.             Copy covering letter and Service Charge Forecast, 1 April 2004 - 31 March 2005.

3.             Copy correspondence relating to Rent Review between Land Securities and A W Naisbitt dated April 2004 and Memorandum of Rent Review with effect from 25 December 2002.

4.             Copy covering letter and Service Charge Forecast dated 1 April 2003 - 31 March 2004

5.             Copy letter from Lloyds TSB Commercial to AW dated 21 August 2001 relating to charging structure.

6.             Copy letter from Vail Williams to AW dated 11 March 1999 relating to rent review.

7.             Copy letter from Land Securities Limited to AW dated 8 March 1999 with Memorandum of Rent Review with effect from 25 December 1997 and letter of receipt from AW.

8.             Copy correspondence between AW and R Lionel and Partners relating to Rent Review, 29 February 1988.

9.             Two copy letters from Herbert Smith to AW relating to Rent Review dated 22 January and 29 February 1988.

10.           Copy receipted Notice of Transfer dated 7 July 1987.

11.           Copy rent Review Memorandum with effect from 25th February 1987.

12.           Licence to Assign and Deed of Variation.

13.           Copy letter attaching Completion statement and plan of Albany Park dated 21 May 1987.

14.           Copy receipted Rent Application dated 25 December 1986.

15.           Copy Fire Policy Documents.

16.           Copy Services Expenditure 14 February 1983 - March 1985.

17.           Copy letter from local authority in relation to compliance with planning conditions dated 24 January 1983.

18.           Copy letter relating to landscaping scheme dated 11 October 1982.

19.           Copy planning permission, No. SU/81/126 dated 16 March 1981.

20.           Copy planning permission No. SU/80/665 RD.103 dated 10 December 1980.

21.           Copy correspondence relating to dilapidations

22.           Copy Asbestos report dated 15 November 2004.

Millfield House, Waterfront Business Park, Fleet Road, Fleet, Hampshire

1.             Lease dated 23 August 2002.

2.             Consent Order relating to Landlord and Tenant Act 1954.

3.             Copy Commercial Drainage and Water Search result.

4.             Copy local land charges search result.

5.             Copy Notice of Termination dated 23 August 2002 and Landlord’s acknowledgement of termination.

Schedule 6

The Balance Sheets

Part 1

1.             The Sellers shall use their reasonable endeavours to procure that a draft Group balance sheet as of the Completion Date (the “Draft Balance Sheet”) is drawn up and provided to the Purchaser as soon as practicable and in any event by no later than the Completion Date.  The Draft Balance Sheet shall indicate the amount of working capital in the Group as of the Completion Date (the “Draft Working Capital Amount”) calculated in accordance with paragraph 6 below.

2.             The Sellers shall use their reasonable endeavours to procure that a final, formally closed, Group balance sheet as of the Completion Date (the “Final Balance Sheet”) is drawn up and provided to the Purchaser as soon as practicable after Completion and in any event by not later than 30 calendar days after the Completion Date.

3.             After receipt of the Final Balance Sheet from the Sellers, the Purchaser shall complete a final review of the completeness and accuracy of the Final Balance Sheet. The parties shall confer on the results of the review and will establish a further Group balance sheet approved by both parties (the “Approved Final Balance Sheet”) as soon as practicable after the Completion Date and in any event by not later than 30 calendar days after receipt of the Final Balance Sheet from the Sellers.

4.             The Purchaser may, at the Purchaser’s option, require the Sellers to have the Final Balance Sheet audited by Pridie Brewster before agreeing on the Approved Final Balance Sheet. The costs of the audit shall be fifty per cent. (50%) for the Sellers’ account and fifty per cent. (50%) for the Purchaser’s account.

5.             The Draft Balance Sheet, the Final Balance Sheet and the Approved Balance Sheet (together the “Balance Sheets”) shall be prepared by the parties:

(a)           in accordance with principles, policies and procedures of accounting applied on a basis consistent with the Accounts; and

(b)           subject to paragraph (a) above, in accordance with UK GAAP.

6.             Each of the Balance Sheets shall include an amount for working capital.  Working Capital (“Working Capital”) shall:

(a)           comprise of cash, stock/inventory trade creditors and debtors, intra-group debt, materials, pre-payments, hire purchase obligations, Tax (including deferred tax and income taxes payable), accrued licence fees (including amounts owed to the Purchaser), accrued employee payroll, pension and vacation entitlements (whether owed to or by the Group member as the case may be) any expenses of whatever nature arising out of the Group Restructuring, rent and other outgoings in relation to the Hampshire Property up to and including 25 December 2005, rent, service charges and other outgoings in relation to the Surrey Property up to and including the date of Completion; and

(b)           exclude:

(i)            the repayment of the Restructuring Loan; and

(ii)           any amounts attributable to the creation and implementation of the Group Restructuring.

7.             If the parties cannot agree the Approved Final Balance Sheet within the time frame set out in paragraph 3 to this schedule 6, the matter shall promptly be referred to a firm of independent chartered accountants jointly agreed upon between the parties at any time or, failing which and on application of any of the Sellers or the Purchaser at any time, by the President, from time to time, of the Institute of Chartered Accountants in England and Wales, which firm (the “Independent Accountants”) shall then determine the value or amount of the matter or matters in dispute and allocate the cost of such determination amongst the parties.  The Independent Accountants shall act as experts and not as arbitrators.  Their decision shall be communicated in writing to the parties within 30 calendar days of their appointment and shall be (in the absence of manifest error) final and binding upon the parties.

8.             The parties shall procure that all records, working papers and other information as may be reasonably required by the other (or by the Independent Accountants, the Sellers’ Auditors or the Purchaser’s Auditors) for the purposes of this schedule 6 shall be made available upon request for them and each of the Purchaser and each Seller shall generally render all reasonable assistance, including the production and supply of photocopies of relevant documents to the Independent Accountants, and access reasonably necessary for the preparation of the Balance Sheets.

Schedule 7

Intellectual Property

1.             All Preblend and GEL versions of any of the following:

2.             1B12

3.             1B18 (Acrylic)

4.             1B18EPA (Acrylic)

5.             1B18LOC (Acrylic)

6.             1B18 Aerosol

7.             1B31

8.             1B31 EPA

9.             1B31 LOC

10.           1B31 HS

11.           1B31-245

12.           1B73HV

13.           1B73EPA

14.           1B73EPA Aerosol

15.           1A33

16.           1R32 (Acrylic)

17.           1R32A (Acrylic)

18.           1R32EPA (Acrylic)

19.           1R32 Purge Solvent

20.           1R32LOC(Acrylic)

21.           1R32LSE (Acrylic)

22.           1R32A-2 (Acrylic)

23.           1B51

24.           Thinner 32A

25.           Stripper 1050N

26.           Stripper 1080A

27.           Stripper 1095

28.           Rinse Agent 1095

29.           Rinse Agent 1050R

30.           Stripper 1063

31.           Stripper 1020

32.           Repair Kits

33.           Thinner 503

34.           Thinner 521

35.           Thinner 535

36.           Thinner 600

37.           Thinner 701

38.           Thinner 604

39.           Thinner 54

40.           Thinner 32

41.           Thinner 32 EPA

42.           Thinner 64

43.           Thinner 38

44.           Thinner 73

45.           Thinner 505

46.           Thinner 900

47.           1R81 (Acrylic)

48.           1R1EPA (Acrylic)

49.           1R1LSE (Acrylic)

50.           1R91 (UR)

51.           X-1136 (Acrylic)

52.           1A68 (UR)

53.           1R92 (UR)

54.           1H20 AR1

55.           1H20 AR2

56.           1H2O AR1 BOV aerosol

57.           1H20 UR3

58.           1H20 UR4

59.           1H20 UR3 BOV Aerosol

60.           CKB 301 PCB Cleaning material

61.           CKS 301 PCB Cleaning material

62.           CKB302 PCB Cleaning material

63.           CKI 301 PCB Cleaning material

64.           CKI 302 PCB Cleaning material

65.           CKI 303 PCB Cleaning material

66.           CKB401 PCB Cleaning material

67.           Synergie PSR 100 LPI Solder Resist

68.           Synergie PSR 200 Solder Resist

69.           Synergie Solder Pastes - Repack from another manufacturer

70.           Synergie Solder Fluxes - Repack from another manufacturer

(a)           SFF 400

(b)           SFS 400

(c)           SFR 400

(d)           SFF 600

(e)           SFS 600

(f)            SFR 600

(g)           SFF 800

(h)           SFS 800

(i)            SFR 800

71.           Synergie Solder Wire- Repack from another manufacturer

72.           Concoat Temporary Masks - Repack from another manufacturer

73.           Concoat Masking tape - Repack from another manufacturer

74.           Concoat Brushes - Repack from another manufacturer

75.           “Synergie” trade name

76.           R&D information on all past and present materials development work including:

(a)           Laboratory notebooks

(b)           Formulation records

(c)           Manufacturing instructions

(d)           Product application instructions

(e)           All test data on above materials

77.           Community trade mark number E 341271 (CONCOAT)

78.           United Kingdom trade mark number 2166724 (SYNERGIE)

79.           Domain names: concoat.co.uk, conformalcoating.com, 1H20.com and 1H20.info

80.           Solder Wick

Schedule 8

Environmental Indemnity

(clause 10.2)

1.             In this schedule:

“Environmental Agreement” means an agreement, covenant, guarantee or indemnity entered into or agreed before Completion under which a Group member has a duty, obligation or liability (actual, contingent or otherwise) to remediate pollution or contamination of the Environment or otherwise to restore, pay, compensate or reimburse in respect of remediation or harm caused by pollution or contamination of the Environment;

“Environmental Condition” means:

(a)           the presence of a Hazardous Substance at, in, on, under or about a Property on or before Completion including migration or release (whether occurring, in either case, before or after Completion) from a Property; or

(b)           noise, vibration, radiation, dust, odour or nuisance present at or arising from a Property on or before Completion; or

(c)           a breach of Environmental Laws by any Group member before Completion requiring corrective action;

“Environmental Matter” means one or more of the following:

(a)           an Environmental Condition in relation to which, if the relevant regulatory authority was aware of its existence, the regulatory authority would require Works to be carried out;

(b)           Environmental Proceedings in relation to:

(i)            a breach of Environmental Laws before Completion by a Group member;

(ii)           a Hazardous Substance present in, on or under a Property or a Former Property on or before Completion or which has migrated (whether before or after Completion) from it;

(iii)          a Hazardous Substance which has been generated, emitted, released or discharged before Completion as a result of the activities of a Group member;

(iv)          exposure of any person to a Hazardous Substance before Completion in respect of which a Group member is responsible or liable; or

(c)           a breach of, or liability under, an Environmental Agreement;

“Environmental Proceedings” means a criminal, civil, judicial, regulatory or administrative proceeding, suit or action brought, taken or threatened by a relevant authority or any other person;

“Former Property” means a property owned, occupied or used by a Group member before Completion other than a Property;

“Hazardous Substance” means any waste, pollutant, contaminant or other toxic, radioactive, noxious, flammable, corrosive or caustic matter (whether, in each case, in solid, liquid or gaseous form) which is (alone or in combination) capable of causing significant harm to the Environment or harm to human health;

“Indemnified Person” means an entity which is, or a person who is (or was), on or at any time after Completion:

(a)           a Purchaser’s Group Company; or

(b)           a director, employee of agent of a Purchaser’s Group Company;

“Works” means one or more of the following:

(a)           inspecting, investigating, assessing, sampling or monitoring works in relation to a Hazardous Substance;

(b)           carrying out of works to treat, abate, remove, remediate, control or contain the presence, effect or potential effect of a Hazardous Substance; or

(c)           restoring of the Environment affected by any Hazardous Substance.

2.             Indemnity

The Sellers must indemnify each Indemnified Person against:

(a)           each loss, liability and cost suffered or incurred by the Indemnified Person as a result of an Environmental Matter;

(b)           each loss, liability and cost suffered or incurred by the Indemnified Person as a result of investigating, disputing or settling a claim (whether actual or potential) alleging a loss, liability or cost of the type referred in paragraph 2(a); and

(c)           each cost suffered or incurred by the Indemnified Person in enforcing its rights under paragraph 2.

3.             Limitations and exclusions

3.1           An Indemnified Person is not entitled to be indemnified under paragraph 2 if the loss, cost or liability is increased by an act or omission by the Purchaser’s Group Company after Completion which is outside the ordinary course of its business.

3.2           An Indemnified Person is not entitled to be indemnified under paragraph 2 unless the Purchaser has notified the Sellers in accordance with paragraph 4 on or before:

(a)           the thirtieth anniversary of the Completion Date in respect of a loss, liability or cost resulting from Environmental Matter (b)(iv);

(b)           six months after the expiry of claim notification under the relevant Environmental Agreement in respect of a loss, liability or cost resulting from Environmental Matter (c); and

(c)           the sixth anniversary of the Completion Date in respect of a loss, liability or cost resulting from all other Environmental Matters.

3.3           An Indemnified Person is not entitled to be indemnified under paragraph 2 to the extent that the loss is recovered through insurance.

4.             Claims procedure

4.1           The Purchaser must give to the Sellers notice as soon as is reasonably practicable of any matter of which the Purchaser or the Purchaser’s Group Company becomes aware which gives rise to a claim under paragraph 2.

4.2           If Environmental Proceedings or Works result from a matter to which this schedule applies, the Purchaser (or such other person as the Purchaser decides) has, in consultation with the Sellers, conduct of the Environmental Proceedings or Works.

4.3           The Purchaser must take reasonable measures to make sure that in relation to the Environmental Proceedings or Works (subject to appropriate arrangements being possible to maintain commercial confidentiality and privilege):

(a)           reasonably frequent reports are given to the Sellers regarding the progress of the Environmental Proceedings or Works;

(b)           there is reasonable advance consultation with the Sellers in relation to the Environmental Proceedings or Works;

(c)           the Sellers are allowed to attend any relevant hearing, site visit or meeting in relation to the Environmental Proceedings or Works; and

(d)           the Sellers are allowed to be involved in discussions with relevant consultants or contractors concerning the scope, nature and extent of any Works to be carried out and to attend any meetings with those consultants or contractors.

4.4           The Sellers must provide the Purchaser or make sure the Purchaser is provided with all information, assistance, access and facilities, including the availability of personnel, in relation to the Environmental Proceedings or Works as the Purchaser may reasonably request.

4.5           If the Sellers have accepted liability the Purchaser must make sure in relation to any Environmental Proceedings that no settlement or admission of liability is agreed or made without the Sellers’ prior written consent (not to be unreasonably withheld or delayed).

Schedule 9

Restructuring Documents

1.             Concoat Systems Limited Share Disposal

1.1           Concoat Systems Limited Board Minutes

1.2           The Company Board Minutes

1.3           Stamped original stock transfer form

2.             Share-for-Share Exchange

2.1           Sale and Purchase Agreement

2.2           Concoat Limited Board Minutes

2.3           The Company Board Minutes

2.4           The Company Shareholder Resolutions

2.5           Stock Transfer Forms:

(a)           Mr D. Greenman’s 160 Concoat Limited shares to be transferred to the Company for 55 the Company shares

(b)           Mr A.W. Naisbitt’s 380 Concoat Limited shares to be transferred to the Company for 130 the Company shares

(c)           Mr D. Naisbitt’s 140 Concoat Limited shares to be transferred to the Company for 50 the Company shares

(d)           Mr G.K. Naisbitt’s 320 Concoat Limited shares to be transferred to the Company for 110 the Company shares

2.6           Form 88(2) Return of Allotment of Shares

2.7           Form 123 - Notice of Increase in Nominal Capital

3.             Appointment of Auditors to the Company and Concoat Limited

3.1           Concoat Limited Board Minutes

3.2           The Company Shareholder Resolution

3.3           The Company Board Minutes

3.4           The Company Shareholder Resolution

4.             Asset Disposal

4.1           Concoat Limited Board Minutes

4.2           Concoat Limited Shareholder Resolutions

4.3           Concoat Limited Statutory Declaration

4.4           Concoat Limited Auditors’ Report

4.5           Asset Purchase Agreement

4.6           Licence Agreement

4.7           IP Assignment

4.8           The Company Board Minutes

4.9           The Company Shareholder Resolutions

4.10         The Company Statutory Declaration

4.11         The Company Auditors’ Report

5.             Deeds of novation

5.1           Relating to the Asset Purchase Agreement dated 3 April 2002 between Multicore Solders Ltd., Multicore Solders (S) PTE Ltd. (as sellers), Henkel KGaA (as the guarantor) and Concoat Limited (as the purchaser); and

5.2           Relating to the Consignment Stock and Sales Agreement dated 3 April 2002 between Multicore Solders Ltd., Multicore Solders (S) PTE Ltd. and Concoat Limited.

Executed by the parties as a deed:

Executed as a deed by the trustees of the A.W. Naisbitt Discretionary	)
Settlement Trust	) /s/ A.W. Naisbitt
in the presence of:	) /s/ D. Naisbitt

Executed as a deed by the trustees of the D. Naisbitt Discretionary	)
Settlement Trust	) /s/ A.W. Naisbitt
in the presence of:	) /s/ D. Naisbitt

Executed as a deed by Mr D. Greenman	)
in the presence of:	)	/s/ D. Greenman

/s/ Jacky Scanlan-Dyas
Witness name

Jacky Scanlan-Dyas
Witness address

900 Third Avenue
New York, NY 10012
USA

Witness occupation

Solicitor

Executed as a deed by Mrs S.K. Greenman	)
in the presence of:	) /s/ S. K. Greenman

/s/ Jacky Scanlan-Dyas
Witness name

Jacky Scanlan-Dyas
Witness address
900 Third Avenue
New York, NY 10012
USA

Witness occupation

Solicitor

Executed as a deed by Mr A.W. Naisbitt	)
in the presence of:	) /s/ A. W. Naisbitt

/s/ Jacky Scanlan-Dyas
Witness name

Jacky Scanlan-Dyas
Witness address
900 Third Avenue
New York, NY 10012
USA

Witness occupation

Solicitor

Executed as a deed by Mrs D. Naisbitt	) /s/ D. Naisbitt
in the presence of:	)

/s/ Jacky Scanlan-Dyas
Witness name

Jacky Scanlan-Dyas
Witness address
900 Third Avenue
New York, NY 10012
USA

Witness occupation

Solicitor

Executed as a deed by Mr G.K. Naisbitt	) /s/ G.K. Naisbitt
in the presence of:	)

/s/ Jacky Scanlan-Dyas
Witness name

Jacky Scanlan-Dyas
Witness address
900 Third Avenue
New York, NY 10012
USA

Witness occupation

Solicitor

Executed as a deed by Chase & Sons Limited			)
)
acting by:	/s/ Peter R. Chase		)

		Director	/s/ Kenneth L. Dumas

Director/Secretary